Confidential Materials omitted and filed separately with the

Securities and Exchange Commission. Double asterisks denote omissions

Exhibit 10.56

Execution Version

LICENSE Agreement

This License Agreement (this “Agreement”) is made and entered into effective as of November 28, 2016 (the “Effective Date”) by and between Idera Pharmaceuticals, Inc.,  a Delaware corporation having a place of business at 167 Sidney Street, Cambridge, MA  02139 U.S.A. (“Idera”), and Vivelix Pharmaceuticals, LTD., a Bermuda exempted company having a place of business at Clarendon House, 2 Church Street, Hamilton, HM 11, Bermuda (“Vivelix”).  Vivelix and Idera may be referred to herein individually as a “Party” or collectively as the “Parties.”

Recitals

Whereas, Idera owns or otherwise controls certain intellectual property rights relating to oligonucleotides that modulate (including as agonists or antagonists) one or more toll-like receptors (“TLR”), including the compound known as IMO-9200, which has demonstrated efficacy in [**], and has been tested clinically, and potential backup compounds to IMO-9200;

Whereas, Vivelix is engaged in the development and commercialization of pharmaceutical products, including those useful for the treatment of gastrointestinal indications; and

Whereas, Idera desires to grant an exclusive license under certain intellectual property rights of Idera with respect to IMO-9200 and certain other compounds that modulate TLR, and Vivelix desires to obtain such license from Idera, as set forth in this Agreement below.

Now, Therefore, in consideration of the foregoing and of the mutual covenants herein contained, the Parties, intending to be legally bound, hereby agree as follows.

article 1 DEFINITIONS

The terms in this Agreement with initial letters capitalized, whether used in the singular or the plural, will have the meaning set forth below or, if not listed below, the meaning designated in places throughout this Agreement.

1.1 “Acceptance” means, with respect to an IND for a Product, that thirty (30) days have passed since such IND has been submitted to the FDA, unless the FDA notifies the sponsor that the investigations described in the IND are subject to a clinical hold.

1.2 “Actual Knowledge” means, with respect to the applicable Party, the actual knowledge, without any obligation of inquiry, of the senior executive(s) of such Party with responsibility for the subject area of the relevant fact or other matter.

1.3 “Affiliate” of a Person means any other Person that (directly or indirectly) is controlled by, controls or is under common control with such initial Person.  For the purposes of this definition, the term “control” (and, with correlative meanings, the terms “controlled by” and “under common control with”) as used with respect to a Person means:  (a) direct or indirect beneficial ownership of more than fifty percent (50%) of the voting interest in the Person in question, or of interests in more than fifty percent (50%) of the income of the Person in question; provided, however, that if local law requires a minimum percentage of local ownership, control will be established by direct or indirect beneficial ownership of one hundred percent (100%) of the maximum ownership percentage that may, under such local law, be owned by foreign interests; or (b) possession, directly or indirectly, of the power to direct or cause the direction of management or policies of the Person in question (whether through ownership of securities or other ownership interests, by contract, or otherwise).

CONFIDENTIAL

1.4 “API Expense” means, with respect to any Compound, (a) the amount paid by Vivelix for supply of the active pharmaceutical ingredient of such Compound by a Third Party manufacturer, or (b) the fully  absorbed manufacturing costs and expenses attributable to the manufacture and supply of bulk supplies of the active pharmaceutical ingredient of such Compound by Vivelix or its Affiliate calculated in accordance with GAAP, as applicable.

1.5 “Applicable Law” means all laws, statutes, ordinances, codes, rules, regulations, and other pronouncements that have been enacted by a Governmental Authority and are in force as of the Effective Date or come into force during the Term, in each case to the extent that the same are applicable to the performance by a Party of its obligations, or exercise of its rights, under this Agreement.

1.6 “Available Field” has the meaning set forth in Section 2.3.2.

1.7 “Backup Compound” means any oligonucleotide (whether or not including modified bases), other than IMO-9200, that:  (a) is Controlled by Idera as of the Effective Date and whose primary mechanism of action is as a TLR7, 8, or 9 antagonist, excluding any oligonucleotide set forth on Exhibit B; and/or (b) whose primary mechanism of action is as a TLR7, 8, or 9 agonist or antagonist and is created at Vivelix’s request under the Research Program.

1.8 “Calendar Quarter” means the respective periods of three (3) consecutive calendar months ending on March 31, June 30, September 30 and December 31; provided, however, that (a) the first Calendar Quarter of the Term will extend from the Effective Date to the end of the first complete Calendar Quarter thereafter, and (b) the last Calendar Quarter of the Term will end upon the expiration or termination of this Agreement.

1.9 “Calendar Year” means (a) for the first Calendar Year of the Term, the period beginning on the Effective Date and ending on December 31, 2016, (b) for each Calendar Year of the Term thereafter, each successive period beginning on January 1 and ending twelve (12) consecutive calendar months later on December 31, and (c) for the last Calendar Year of the Term, the period beginning on January 1 of the Calendar Year in which this Agreement expires or terminates and ending on the effective date of expiration or termination of this Agreement.

1.10 “Change of Control” means with respect to a Party:  (a) the sale or exclusive license of all or substantially all of such Party’s assets or business relating to this Agreement; (b) a merger, reorganization or consolidation involving the Party in which the voting securities of the Party outstanding immediately prior thereto cease to represent at least fifty percent (50%) of the combined voting power of the resulting or surviving entity (or the parent of the resulting or surviving entity) immediately after such merger, reorganization or consolidation; or (c) a person, entity or group acquiring the beneficial ownership of more than fifty percent (50%) of the voting equity securities of such Party; provided, however, that, notwithstanding subsections (a), (b), or (c) above, a sale of beneficial ownership of more than 50% of a Party’s voting equity securities in a financing or public offering of such Party’s securities to multiple non-affiliated investors will not constitute a Change of Control.

1.11 “Claims” has the meaning set forth in Section 8.1.

1.12 “COGS Expense” means the fully  absorbed manufacturing costs and expenses attributable to the manufacture and supply of Products calculated in accordance with GAAP.  For clarity, “COGS” includes the cost and expenses incurred in manufacturing the final, finished packaged Product, including the costs of material (other than API Expense), labor, packing, charges for scrap, rework and expired goods, materials management, storage, handling and maintenance and manufacturing overhead consumed (including depreciation and a reasonable allocation of administrative costs), and costs incurred in connection with the performance or provision of quality  control and assurance activities, transportation, packaging and release, stability and other testing, and any and all payments, including royalties, payable to Third Parties in connection with the manufacture and supply of Products, in each case, to the extent directly allocable to the Products.  For clarity, “COGS Expense” will not include royalties payable to Idera under this Agreement or any costs or expenses included in API Expense.

1.13 “Combination Product” means a Product containing a Compound and one or more additional active pharmaceutical ingredients other than a Compound (each such additional active pharmaceutical ingredient, an

CONFIDENTIAL

“Other Product”), whether co-formulated or co-packaged; provided however, in order to be considered a Combination Product, such Other Product is required to be supplied with or included as part of the Product per the Regulatory Approval of such Product.

1.14 “Commercialize,” “Commercializing,” and “Commercialization” means activities directed to manufacturing, obtaining pricing and reimbursement approvals for, marketing, detailing, promoting, distributing, importing, offering for sale, or selling a pharmaceutical product.

1.15 “Commercially Diligent Efforts” means the devotion of such expertise and resources and such level of efforts as is required to carry out an obligation in a diligent manner without undue interruption or delay, which is at least commensurate with the effort, expertise, and resources that would be typically devoted by a biopharmaceutical company of comparable size and capabilities in pursuing the Development and Commercialization of similar products owned by or exclusively licensed to such biopharmaceutical company that are of similar market potential at a similar stage in its product life, taking into account relevant factors, including intellectual property coverage, competitive landscape, and technical, legal, scientific, regulatory or medical factors, but excluding from such consideration any competitive programs also being researched, Developed or Commercialized by Vivelix or its Affiliates and the payments provided under this Agreement.

1.16 “Commencement” means, when used with respect to a Phase III Trial, the date on which the first patient is dosed with a Product that is the subject of such Phase III Trial.
1.17 “Completion” means, when used with respect to a Phase I Trial, the date on which Vivelix completes the statistical analysis for such Phase I Trial.
1.18 “Compound” means:
(a) IMO-9200; and

(b) (i) during the period beginning on the Effective Date and ending on the third (3rd) anniversary of the end of the Research Period, any and all Backup Compound(s); or (ii) during the Term after the third (3rd) anniversary of the end of the Research Period, any and all Designated Backup Compounds.

For clarity, “Compound” will not include any Returned Compound.

1.19 “Compound Specific Confidential Information” has the meaning set forth in Section 5.1.

1.20 “Confidential Information” means any and all technical, business or other information or materials that are disclosed or provided by one Party to the other Party under or in connection with this Agreement, whether disclosed or provided in oral, written, graphic, or electronic form, which may include trade secrets, processes, formulae, Data, Know-How, improvements, inventions, chemical or biological materials, chemical structures, techniques, marketing plans, strategies, customer lists, or other information.  The terms of this Agreement shall be deemed the Confidential Information of each of the Parties.

1.21 “Control” or “Controlled” means, with respect to an item, information, or an intellectual property right, that the applicable Party owns or has a license to, and under such item, information, or intellectual property right and has the ability to disclose and grant a license or sublicense to the other Party as provided for in this Agreement in, to, and under such item, information, or intellectual property right without violating the terms of any written agreement with any Third Party.

1.22 “Cover,” “Covered,” or “Covering” means, with respect to a Patent Right, that the practice by a Person of an invention claimed in such Patent Right, absent any license granted hereunder, would infringe a Valid Claim included in such Patent Right.

1.23 “Data” means all information, data, or Know-How made, collected or otherwise generated under or in connection with any pre-clinical, non-clinical, or clinical trials for Compounds or Products under or in connection

CONFIDENTIAL

with this Agreement, including any data, reports and results with respect to any of the foregoing. Data refers to both historical as well as future data generated.
1.24 “Designated Backup Compound” has the meaning set forth in Section 3.5.

1.25 “Development”  means pre-clinical, non-clinical, and clinical drug discovery, research, or development activities, test method development and stability testing, toxicology, formulation process development, manufacturing scale-up, qualification and validation, including quality assurance and quality control development, and any other activities reasonably related to or intended to lead to the development and submission of information to a Regulatory Authority.  When used as a verb, “Develop” means to engage in Development.

1.26 “Development Milestone Payment” has the meaning set forth in Section 4.2.1.
1.27 “Disclosing Party” has the meaning set forth in Section 5.1.
1.28 “Dollars” or “US$” means the lawful currency of the United States.
1.29 “Enforcing Party” has the meaning set forth in Section 6.4.1.
1.30 “Excluded Field” has the meaning set forth in Section 2.3.3.
1.31 “Expanded Field” has the meaning set forth in Section 2.3.2.
1.32 “Expanded Field Payment Date” has the meaning set forth in Section 2.3.3.
1.33 “Expiration” has the meaning set forth in Section 7.1.
1.34 “EXW” has the meaning set forth in INCOTERMS 2010.
1.35 “FDA” means the United States Food and Drug Administration, or any successor agency thereto.
1.36 “Field” means any and all treatment, palliation, diagnosis, or prevention of diseases, conditions, or indications in humans.
1.37 “Filing Party” has the meaning set forth in Section 6.3.1(c).

1.38  “First Commercial Sale” means, with respect to a particular Product, the first commercial sale to a Third Party end user customer of such Product in the Territory after Regulatory Approval of such Product has been granted in the Territory.

1.39 “GAAP” means generally accepted accounting principles in the United States.

1.40 “Generic Product” means, on a country-by-country and Product-by-Product basis, any pharmaceutical product sold by a Third Party, other than pursuant to a sublicense from Vivelix, its Affiliates or Sublicensees, that:  (a) contains the same active pharmaceutical ingredients as the applicable Product in a fixed-dose combination (including a co-packaged, single prescription product) and in the same dosage form (e.g., oral, injectable, intranasal, etc.) as the applicable Product or (b) is A/B Rated with respect to such Product or otherwise approved by the Regulatory Authority in such country as a substitutable generic for such Product.  For the purposes of this definition, “A/B Rated” means, inside the United States, “therapeutically equivalent” as determined by the FDA, applying the definition of “therapeutically equivalent” set forth in the preface to the then-current edition of the FDA publication “Approved Drug Products With Therapeutic Equivalence Evaluations” and, outside the United States, such equivalent determination by the applicable Regulatory Authorities in a country as is necessary to permit pharmacists or other individuals authorized to dispense pharmaceuticals under Applicable Law to substitute one product for another product in the absence of specific instruction from a physician or other authorized prescriber under Applicable Law.

CONFIDENTIAL

1.41 “GI Field” means any and all treatment, palliation, diagnosis, or prevention of non-malignant gastrointestinal diseases, conditions, or indications, including those relating to the mouth, esophagus, stomach, small intestine, colon and rectum, pancreas, gallbladder, bile ducts and liver.  [**].

1.42 “GLP” means the then-current good laboratory practice standards promulgated or endorsed by the FDA, as defined in U.S. 21 C.F.R. Part 58 (or such other comparable regulatory standards in jurisdictions outside the United States, as they may be updated from time to time).

1.43 “GMP” means the applicable current good manufacturing practices as described in Parts 210 and 211 of Title 21 of the United States Code of Federal Regulations, together with the latest FDA guidance documents pertaining to manufacturing and quality control practice (including the FDA’s Guidance for Industry, Manufacturing, Processing, or Holding Active Pharmaceutical Ingredients), all as updated, amended and revised from time to time, and, as applicable, (or such other comparable regulatory standards in jurisdictions outside the United States, as they may be updated from time to time).

1.44 “Governmental Authority” will mean any supranational, federal, national, multinational, regional, provincial, county, city, state, or local government, court, governmental agency, authority, board, bureau, instrumentality, regulatory body, or other political subdivision, domestic or foreign.

1.45 “Idera Indemnitees” has the meaning set forth in Section 8.1.
1.46 “IMO-9200” means the compound set forth on Exhibit C.

1.47 “IND” means an Investigational New Drug Application (as defined in the US Federal Food, Drug, and Cosmetic Act, as amended from time to time (21 U.S.C. Section 301 et seq.), together with any rules and regulations promulgated thereunder), or similar foreign application or submission that is required to be filed with any Regulatory Authority in a foreign jurisdiction before beginning clinical testing of a Product in human subjects in that jurisdiction.

1.48 “Indemnitee” has the meaning set forth in Section 8.4.
1.49 “Indemnitor” has the meaning set forth in Section 8.4.
1.50 “Inventions” means Sole Inventions and Joint Inventions.
1.51 “Joint Inventions” has the meaning set forth in Section 6.2.1.
1.52 “Joint Patent Committee” or “JPC” has the meaning set forth in Section 6.1.
1.53 “Joint Patent Rights” has the meaning set forth in Section 6.3.2.
1.54 “Joint Research Committee” or “JRC” has the meaning set forth in Section 3.3.

1.55 “Know-How” means technical information and materials, including technology, software, instrumentation, devices, data, biological materials, assays, constructs, compounds, inventions (patentable or otherwise), practices, methods, algorithms, models, knowledge, know‑how, trade secrets, skill and experience (including all biological, chemical, pharmacological, toxicological, clinical, assay and related know-how and trade secrets, and all manufacturing data, manufacturing processes, specifications, assays, quality control and testing procedures, regulatory submissions and related know‑how and trade secrets).  Know-How excludes technical information and materials Covered by Patent Rights.

1.56 “Knowledge” means, with respect to the applicable Party, that such Party will be deemed to have knowledge of a particular fact or other matter to the extent that a reasonably prudent person with experience in or with the biotechnology or pharmaceutical industry and with primary responsibility for the applicable subject matter would know of such fact or other matter upon reasonably diligent inquiry.

CONFIDENTIAL

1.57 “Licensed Know-How” means all Know-How that is (i) Controlled by Idera or its Affiliates as of the Effective Date and necessary to Develop, make, have made, use, register, sell, offer for sale, Commercialize, import and export Compounds or Products in the Field in the Territory or (ii) disclosed by Idera to Vivelix under the terms of or otherwise in connection with this Agreement during the Term and necessary or useful to Develop, make, have made, use, register, sell, offer for sale, Commercialize, import and export Compounds or Products in the Field in the Territory.

1.58 “Licensed Patents” means any and all (a) patents and patent applications set forth in Exhibit D, (b) Patent Rights that claim priority to the patents and patent applications described in subsection (a) of this Section 1.58, (c) Patent Rights that claim a Sole Invention owned by Idera and Idera’s interest in any Patent Right that claims a Joint Invention, (d) Patent Rights Controlled by Idera as of the Effective Date that claim inventions that are necessary to Develop, make, have made, use, register, sell, offer for sale, Commercialize, import and export Compounds or Products in the Field in the Territory; in each case to the extent Controlled by Idera and (e) Third Party IP that is the subject of a Third Party IP Agreement, but excluding (i) any Patent Rights of a Third Party to which Idera gains Control after the Effective Date that are not the subject of a Third Party IP Agreement pursuant to Section 6.9.3, and (ii) any Patent Rights that as a result of a Change of Control with respect to Idera would fall under the foregoing clause (d) after the effective date of a Change of Control with respect to Idera if such Patent Rights are Controlled prior to such effective date by a Third Party that is a party to such Change of Control or are developed by such Third Party after such Change of Control without use of Idera Know-How.

1.59 “Licensed Technology” means Licensed Patents and Licensed Know-How.
1.60 “Losses” has the meaning set forth in Section 8.1.
1.61 “NDA” means a New Drug Application filed with the FDA that is required for approval for the applicable Product in the United States.

1.62 “Net Sales”  means, with respect to any Product, the amounts invoiced or received by Vivelix and its Affiliates and Sublicensees for sales of such Product in the Field in the Territory to a Third Party less the following deductions solely to the extent incurred or allowed with respect to such sales, and solely to the extent such deductions from amounts invoiced or received are in accordance with GAAP applied consistently, and which are not already reflected as a deduction from the invoiced price:

(a) charge-back payments, rebates, and fees granted or paid to managed health care organizations or to federal, state and local governments, their agencies, and purchasers and reimbursers or to trade customers, in all cases in customary and reasonable amounts;

(b) credits or allowances actually granted upon, or reimbursements for, damaged goods, rejections, or returns of such Product, including returns of such Product in connection with recalls or withdrawals;

(c) freight out, postage, shipping, and insurance charges for delivery of such Product, to the extent separately billed on the invoice;

(d) taxes or duties levied on, absorbed, or otherwise imposed on and directly linked to the sale of such Product, including value-added taxes, or other governmental charges otherwise imposed upon the billed amount, as adjusted for rebates and refunds, to the extent not paid by the Third Party and only to the extent such taxes, charges and other amounts are not reimbursed to the paying party, but excluding all income taxes;

(e) distribution fees allowed or paid to Third Party distributors, brokers, or agents for Product sales outside the United States, other than sales personnel, sales representatives, and sales agents employed by such Party (or its Affiliate);

(f) the actual amount of any write-offs for bad debt relating to such sales during the applicable period; and

CONFIDENTIAL

(g) any other deductions from gross invoiced sales amounts to determine product sales as reported by Vivelix, its Affiliate, or Sublicensee, as applicable, in its financial statements in accordance with GAAP; subject to Idera’s prior written consent not to be unreasonably withheld, delayed, or conditioned.

Net Sales will be determined in accordance with GAAP, applied consistently.

Net Sales will not include any payments among Vivelix, its Affiliates and Sublicensees, to the extent such payors are not the end users of the applicable Product.  Further, use, supply or donation of Products by Vivelix or its Affiliates or Sublicensees for no profit (i) in connection with patient assistance programs, (ii) for charitable or promotional purposes, (iii) for preclinical, clinical, regulatory or governmental purposes, expanded access, or compassionate use or other similar programs, (iv) as bona fide samples or as donations to non‑profit institutions or government agencies for non‑commercial purposes,  or (v) for tests or studies reasonably necessary to comply with any Applicable Law or request by a Regulatory Authority will  not,  in  each  case,  be  deemed  sales  of  such  Products for purposes of this definition of “Net Sales.”

In the event that the Product is a Combination Product, the Net Sales of the Combination Product, for the purposes of determining payments hereunder, will be determined by multiplying the Net Sales of the Combination Product by the fraction, A/(A+B) where A is the weighted average sale price of the Compound when sold separately in finished form, and B is the weighted average sale price of the Other Product(s) sold separately in finished form.

In the event that the weighted average sale price of the Compound or of the Other Product(s) cannot be determined, the Parties will discuss in good faith and agree, within thirty (30) days after the last day of the Calendar Quarter in which the inability to determine Net Sales of the Product that is a Combination Product arises, a commercially reasonable method of determining Net Sales of the Product, for purposes of determining payments hereunder.  In the event the Parties are unable to agree within such thirty (30) day period, the matter may be submitted by either Party to the Chief Executive Officers of each of the Parties for resolution in accordance with Section 11.1.  During any period in which the Parties have not agreed on such commercially reasonable method, Vivelix will make payments hereunder based on Net Sales using the commercially reasonable method proposed by Vivelix, which method will be described in writing to Idera at the time of such payment.

The weighted average sale price for a Compound or Other Product(s), will be calculated once each Calendar Year, on a country-by-country basis and such price will be used with respect to the relevant country during all applicable reporting periods for the entire following Calendar Year.  When determining the weighted average sale price of a Compound or Other Product(s), the weighted average sale price will be calculated by dividing the sales dollars (translated into U.S. dollars) by the units of active ingredient sold in the relevant country during the twelve (12) months (or the number of months sold in a partial Calendar Year) of the preceding Calendar Year for the respective Compound or Other Product(s).  In the initial Calendar Year, a forecasted weighted average sale price will be used for the Compound or Other Product(s).  Any over or under payment due to a difference between forecasted and actual weighted average sale prices will be paid or credited in the first payment of the following Calendar Year.

1.63 “Non-Enforcing Party” has the meaning set forth in Section 6.4.1.
1.64 “Non-Prosecuting Party” has the meaning set forth in Section 6.3.2

1.65  “Patent Rights” means (a) patents and patent applications, and any foreign counterparts thereof, (b) all divisionals, continuations, continuations-in-part of any of the foregoing, and any foreign counterparts thereof, and (c) all patents issuing on any of the foregoing, and any foreign counterparts thereof, together with all registrations, reissues, re‑examinations, supplemental protection certificates, substitutions or extensions thereof, and any foreign counterparts thereof.

1.66 “Patent Challenge” means any direct dispute or challenge, or any knowing or willful assistance in the dispute or challenge, of the validity, patentability, or enforceability of any Licensed Patent or any claim thereof, or opposition or assistance in the opposition of the grant of any letters patent within the Licensed Patents, in any legal or administrative proceedings, including in a court of law, before the PTO or other agency or tribunal in any jurisdiction, or in arbitration including, without limitation, by reexamination, inter partes review, opposition, interference, post-grant review, nullity proceeding, preissuance submission, third party submission, derivation

CONFIDENTIAL

proceeding or declaratory judgment action; provided, however, that the term Patent Challenge shall not include arguments, or any other statements or allegations, made by or on behalf of Vivelix, a Vivelix Affiliate, or a Sublicensee that (a) distinguish the inventions claimed in patents or patent applications owned or controlled (except by virtue of this Agreement) by Vivelix, a Vivelix Affiliate, or a Sublicensee from those claimed in the Licensed Patents (i) in the ordinary course of ex parte prosecution of such patents or patent applications owned or controlled by Vivelix, a Vivelix Affiliate, or a Sublicensee, including any reissue or reexamination patents or patent applications or (ii) in inter partes,  post grant review proceedings, oppositions, nullity proceedings, reissue proceedings, reexamination  proceedings, and other similar proceedings before the PTO or other agency or tribunal in any jurisdiction, or in any arbitration or litigation, wherein such patents or patent applications owned or controlled by Vivelix, a Vivelix Affiliate, or a Sublicensee have been challenged; or (b) are made in connection with a response to a claim or allegation that Vivelix, a Vivelix Affiliate, a Sublicensee, or any of their respective direct or indirect customers infringes or may infringe any Patent Rights owned, Controlled or enforceable by Idera, its Affiliates, or any of their respective successors or assigns.

1.67 “Person” means any individual, firm, corporation, partnership, limited liability company, trust, business trust, joint venture company, Governmental Authority, association, or other entity.

1.68 “Phase I Trial” means a human clinical trial of a Product in any country, the principal purpose of which is a preliminary determination of safety, pharmacokinetics, and pharmacodynamic parameters in healthy individuals or patients, as described in 21 C.F.R. 312.21(a), or equivalent clinical trial in a country other than the United States.

1.69 “Phase III Trial” means a human clinical trial of a Product in any country on a sufficient number of subjects that is designed to establish that a pharmaceutical product is safe and efficacious for its intended use, and to determine warnings, precautions, and adverse reactions that are associated with such pharmaceutical product in the dosage range to be prescribed, which trial is intended to support Regulatory Approval of  a Product, as described in 21 C.F.R. § 312.21(c).

1.70 “Product” means any product, including any Combination Product, containing a Compound, regardless of its finished form, formulation or dosage.
1.71 “Prosecuting Party” has the meaning set forth in Section 6.3.2.
1.72 “PTO” means the United States Patent and Trademark Office.
1.73 “Receiving Party” has the meaning set forth in Section 5.1.
1.74 “Reference Level” has the meaning set forth in Section 4.3.4(c)(ii).

1.75 “Regulatory Approval” means approval of an NDA by the FDA for the applicable Product in the United States, or approval by the applicable Regulatory Authority of a Regulatory Approval Application that is equivalent to an NDA in a country other than the United States.

1.76 “Regulatory Approval Application” means an application for approval of an NDA by the FDA for the applicable Product in the United States, or an application for approval by the applicable Regulatory Authority of an application that is equivalent to an NDA in a country other than the United States.

1.77 “Regulatory Authority” means any national or supranational Governmental Authority, including the FDA, that has responsibility for granting any licenses or approvals or granting pricing or reimbursement approvals necessary for the development, marketing, and sale of a Product in any country.

1.78 “Regulatory Exclusivity” means any exclusive marketing rights or data exclusivity rights conferred by any Governmental Authority under Applicable Law with respect to a Product in a country or jurisdiction in the Territory to prevent Third Parties from Commercializing such Product in such country or jurisdiction, other than a Patent Right, including orphan drug exclusivity, pediatric exclusivity, rights conferred in the U.S. under the Hatch-Waxman Act or the FDA Modernization Act of 1997, in the EU under Directive 2001/83/EC, or rights similar thereto

CONFIDENTIAL

in other countries or regulatory jurisdictions in the Territory.

1.79 “Regulatory Filings” means any and all Regulatory Approval Applications, filings, modifications, amendments, supplements, revisions, reports, submissions, authorizations, and Regulatory Approvals, and associated correspondence with any Regulatory Authority relating to Products anywhere in the Territory, including any reports or amendments necessary to maintain Regulatory Approvals.

1.80 “Research Period” has the meaning set forth in Section 3.4.1.
1.81 “Research Program” has the meaning set forth in Section 3.4.1.
1.82 “Returned Compound” has the meaning set forth in Section 3.5.
1.83 “ROFN End Date” has the meaning set forth in Section 2.4.
1.84 “Royalties” has the meaning set forth in Section 4.3.1.
1.85 “Royalty Term” has the meaning set forth in Section 4.3.2.
1.86 “Sales Milestone Payment” has the meaning set forth in Section 4.2.2.
1.87 “Sole Inventions” has the meaning set forth in Section 6.2.1.

1.88 “Sublicensee” means any Third Party that is sublicensed under the Licensed Technology by Vivelix to Develop, make, have made, use, register, sell, offer for sale, Commercialize, import and export Products, but will not include any wholesaler or distributor or other contractor under Section 2.2.6.

1.89 “Term” has the meaning set forth in Section 7.1.
1.90 “Territory” means worldwide.
1.91 “Third Party” means any Person other than Vivelix, Idera, and their respective Affiliates.
1.92 “Third Party IP” has the meaning set forth in Section 6.9.1.
1.93 “Third Party IP Agreement” has the meaning set forth in Section 6.9.3.
1.94 “TLR7, 8, or 9” means TLR7, TLR8, or TRL9, and any combination of such receptors.
1.95 “Transferred Materials” has the meaning set forth in Section 3.8.
1.96 “United States” or “U.S.” means the United States of America and all its territories and possessions.

1.97 “Valid Claim”  means a claim of (a) an issued and unexpired patent or a supplementary protection certificate within the Licensed Patents, that has not been held permanently revoked, unenforceable, or invalid by a decision of a court or other Governmental Authority of competent jurisdiction, unappealable or unappealed within the time allowed for appeal and that is not admitted to be invalid or unenforceable through reissue, disclaimer, or otherwise (i.e., only to the extent the subject matter is disclaimed or is sought to be deleted or amended through reissue), and (b) a pending patent application that has not been abandoned, finally rejected or expired without the possibility of appeal or refiling, provided however, that “Valid Claim” will exclude any such pending claim in an application that has not been granted within five (5) years following the filing of such claim, or a claim not materially different therefrom, in any application in the respective country (unless and until such claim is granted).

1.98 “Vivelix Indemnitee” has the meaning set forth in Section 8.2.

CONFIDENTIAL

article 2 LICENSE GRANT

2.1 License Grant.  Subject to the terms and conditions of this Agreement, Idera hereby grants to Vivelix an exclusive (even as to Idera and its Affiliates), transferable (in accordance with Section 12.1), perpetual, irrevocable (except as provided for upon termination of this Agreement), royalty-bearing license, with the right to grant sublicenses (in accordance with Section 2.2), under the Licensed Technology, to Develop, make, have made, use, register, sell, offer for sale, Commercialize, import and export Compounds or Products in the Field in the Territory.

2.2 Sublicensing.
2.2.1 Vivelix will have the right to grant sublicenses under the Licensed Patents through multiple tiers of sublicenses; provided that:

(a) Vivelix will not have the right to grant any sublicenses under the Licensed Technology with respect to IMO-9200 in the United States until the date of Completion of the first Phase I Trial for IMO-9200 [**], except as may be necessary to utilize the services of a Third Party in accordance with Section 2.2.6; and

(b) any such sublicense shall include additional intellectual property rights controlled by Vivelix that are not licensed to it by Idera under this Agreement.  For clarity, such additional intellectual property rights include data, results, or other know-how and need not be patent rights.

2.2.2 Vivelix will remain responsible for the performance of Sublicensees under this Agreement, including for all payments due hereunder, and any act or omission on the part of a Sublicensee that would constitute a breach of this Agreement if such act or omission had been on the part of Vivelix will be deemed a breach of this Agreement by Vivelix.  Idera agrees and acknowledges that in the event (a) of an act or omission by a Sublicensee that has given rise to a right of Idera to terminate this Agreement in accordance with Section 7.3 and (b) Idera has provided notice of termination of this Agreement with respect to the field and country that are the subject of the applicable sublicense in accordance with Section 7.3, such termination shall not be effective if Vivelix has cured the applicable material breach or terminated all sublicenses granted to such Sublicensee hereunder prior to one hundred eighty (180) days after the date on which Vivelix receives such notice from Idera.  Vivelix will provide Idera with notice of each sublicense promptly, but in any case within ten (10) business days, after execution of such sublicense agreement.  In addition, Vivelix will provide to Idera with such notice a copy of any such sublicense agreement, provided that Vivelix may redact confidential technical and financial terms from such copy of such sublicense agreement.

2.2.3 Each sublicense granted by Vivelix pursuant to Section 2.2.1 will be subject and subordinate to the terms and conditions of this Agreement and will contain terms and conditions consistent with those in this Agreement.  Without limitation, each sublicense granted by Vivelix pursuant to Section 2.2.1 must contain indemnification and insurance provisions in favor of Idera that are no less protective of Idera as such provisions in this Agreement and a provision stating that in the event of a Patent Challenge by the Sublicensee then Vivelix shall be entitled to terminate the applicable sublicense.  Idera agrees and acknowledges that in the event of a Patent Challenge by a Sublicensee, if Vivelix has terminated all sublicenses granted to such Sublicensee hereunder within ninety (90) days after Vivelix has knowledge of such Patent Challenge, Idera shall not terminate this Agreement on account of such Patent Challenge by such Sublicensee.

2.2.4 Unless a sublicense provides that it shall terminate upon termination of this Agreement, if this Agreement terminates for any reason other than termination by Vivelix pursuant to Section 7.2, then at the option of any Sublicensee not in breach of the applicable sublicense (or any provision of this Agreement applicable to such Sublicensee) such Sublicensee shall, from the effective date of such termination, automatically become a direct licensee of Idera under, and subject to the terms and conditions of, this Agreement, subject only to modifications with respect to territory, field and exclusivity consistent with the scope of the applicable sublicense and so as to accommodate all such Sublicensees; provided, however, that such Sublicensee cures all breaches by Vivelix of this

CONFIDENTIAL

Agreement; and provided further, however that Idera (a) shall not have under any such direct license any obligations that are greater than or inconsistent with the obligations of Idera under this Agreement or any fewer rights than it has under this Agreement, and (b) Idera shall have no liability for any obligations arising prior to effective date of such direct license or for any obligations of Vivelix whenever arising and Idera shall be released from any and all liability relating to such obligations.

2.2.5 Such Sublicensees shall have the right to grant further sublicenses to Third Parties of same or lesser scope as its sublicense from Vivelix under the licenses contained in Section 2.1, provided that such further Sublicenses shall be in accordance with and subject to all of the terms and conditions of this Section 2.2 (i.e., such Sublicensee shall be subject to this Section 2.2 in the same manner and to the same extent as Vivelix).  For clarity, any person or entity to whom a Sublicensee grants a sublicense as permitted by the terms of this Agreement shall be deemed to be a Sublicensee for purposes of this Agreement.

2.2.6 Subcontracting.  Vivelix will be entitled to utilize the services of Third Parties, including Third Party contract research organizations and service providers to perform its Development, manufacturing, and Commercialization activities; provided that Vivelix will remain at all times fully liable for its respective responsibilities under this Agreement, and any act or omission on the part of such Third Party that would constitute a breach of this Agreement if such act or omission had been on the part of Vivelix will be deemed a breach of this Agreement by Vivelix.

2.3 Negative Covenants; Expanded Field.
2.3.1 During the Term, neither Vivelix nor its Affiliates or Sublicensees will Develop or Commercialize Products outside of the GI Field, except in accordance with Section 2.3.2.

2.3.2 During the Term, if Vivelix desires to Develop and Commercialize Products in an additional field in the Field but outside of the GI Field, Vivelix will notify Idera in writing of such request.  Idera shall respond to such request, within thirty (30) days of receiving such request, by notifying Vivelix in writing that  either (a) such additional field is not available (i) due to [**] to Vivelix and/or (ii) because such additional field is not available on an exclusive basis consistent with the exclusivity granted hereunder with respect to Products in the GI Field or (b) such additional field is available.  If Idera has notified Vivelix within such thirty (30) day period that such additional field is available (such field, an “Available Field”), Vivelix will be permitted to conduct Development work in such Available Field for the period of time prior to the Expanded Field Payment Date unless Vivelix has paid the payment described in the next sentence on or before the Expanded Field Payment Date. If Vivelix has submitted an IND for a Product for such Available Field during such period and makes a one-time payment of [**] Dollars (US$[**]) to Idera at any time prior to the earlier of (A) four (4) years after the date of such availability notice from Idera or (B) the date that is five (5) days after the date of the first Acceptance of an IND for a Product in such Available Field, then, effective as of the date of such payment (the “Expanded Field Payment Date”), such Available Field will be defined as an “Expanded Field”, Vivelix, its Affiliates and its Sublicensees will have the right to Develop or Commercialize Products both in the GI Field and in the Expanded Field, and Section 2.3.3 will apply with respect to the Expanded Field.

2.3.3 During the Term, neither Idera nor its Affiliates will Develop or Commercialize, nor shall Idera grant to any Third Party any right to Develop or Commercialize, any oligonucleotide (whether or not using modified bases) whose primary mechanism of action is as a TLR agonist or TLR antagonist, in any territory for any indication in the Excluded Field (as defined in this Section 2.3.3 below) or any Expanded Field.  Prior to the applicable Expanded Field Payment Date, Idera will have the right to Develop and/or Commercialize, and to license to Third Parties the right to Develop and/or Commercialize, any oligonucleotide (whether or not using modified bases) whose primary mechanism of action is as a TLR agonist or TLR antagonist, other than a Compound, in any field outside of the Excluded Field, including within the applicable potential Expanded Field; provided that, prior to granting any such license to a Third Party with respect to any Available Field, Idera will notify Vivelix and give Vivelix thirty (30) days to convert such Available Field into the Expanded Field in accordance with Section 2.3.2 by paying to Idera the [**] Dollars (US$[**]) payment set forth in Section 2.3.2.  If Idera has granted any rights to any Third Party with respect to any oligonucleotide (whether or not using modified bases) whose primary mechanism of action is as a TLR agonist or TLR antagonist, other than a Compound, within a potential Expanded Field prior to the applicable Expanded Field Payment Date, such grant shall not be reduced or otherwise affected and the first sentence of this Section 2.3.3 shall

CONFIDENTIAL

not apply with respect to such product in such Expanded Field.  “Excluded Field” means any and all treatment, palliation, diagnosis, or prevention of non-malignant gastrointestinal diseases, conditions, or indications relating to the mouth, esophagus, stomach, small intestine, colon and rectum.  [**].

2.3.4 The Parties acknowledge and agree that this Section 2.3 has been negotiated by the Parties, the limitations on the Parties’ activities set forth in this Section 2.3 are reasonable, valid, and necessary in light of the Parties’ circumstances and necessary for the adequate protection of the Products.  If, notwithstanding the foregoing, a court of competent jurisdiction determines that the limitations set forth in this Section 2.3 are unenforceable under Applicable Laws, the court is hereby requested and authorized by the Parties to revise this Section 2.3 to include the maximum limitations allowable under Applicable Laws.

2.4 Right of First Negotiation.  During the Term, Idera hereby grants to Vivelix a right of first negotiation to obtain an exclusive, sublicensable license, to Develop, make, have made, use, register, sell, have sold, offer for sale, Commercialize, import and export any compound (other than Compounds) Controlled by Idera during the Term that has activity (as evidenced in preclinical models or in clinical development) in the field of inflammatory bowel disease and any and all intellectual property rights Controlled by Idera at any time covering the foregoing, and for which Idera has undertaken an active program to seek a partner for such field; provided, however, that Vivelix shall have no such right with respect to any compound that has activity in the field of inflammatory bowel disease but for which Idera believes, in its good faith judgment based on data, inflammatory bowel disease will not be a lead indication.  Idera will notify Vivelix in writing when any such compound is available for license and send to Vivelix all Data Controlled by Idera regarding such compound, which will be Confidential Information of Idera and subject to the confidentiality obligations set forth in Article 5.  If Vivelix provides to Idera, within forty-five (45) days after receipt of such data, a notice that includes the terms on which Vivelix would like to obtain such license under such intellectual property rights to such compound in the field of inflammatory bowel disease or the GI Field or, if agreed to by Idera any broader field, as determined by Vivelix in such notice (the “Chosen Disease Field”), Idera will negotiate in good faith exclusively with Vivelix for a period of ninety (90) days thereafter (or longer if such period is extended upon mutual agreement of the Parties) (the “ROFN End Date”) the terms of a definitive license agreement with respect to such compound in the Chosen Disease Field.  If the Parties do not agree on the terms of a definitive license agreement with respect to such compound during such time period, Idera will be permitted to license such compounds to a Third Party licensee, provided that prior to the date that is one (1) year after the ROFN End Date, Idera will not be permitted to grant a license to such compound in the Chosen Disease Field to a Third Party on terms that are less favorable to Idera when taken as a whole than the terms last offered by Vivelix.  For purposes of the immediately preceding sentence, if Idera has chosen to grant to a Third Party a license to such compound in one or more fields that together are more broad than the Chosen Disease Field, such broader field shall be considered an element of such license that is more favorable to Idera.  If Idera does not execute an agreement with a Third Party licensee during such one (1)-year period, Vivelix’s right of first negotiation set forth above will again apply with respect to such compound if since the date on which Idera last sent to Vivelix all Data Controlled by Idera regarding such compound, Idera has generated or obtained additional, material data with regard to such compound and its use in the field of inflammatory bowel disease.

2.5 Non-Assert.    Idera will not, and Idera shall cause its Affiliates not to, assert against Vivelix, its Affiliates or Sublicensees, any claim, or institute any action or proceeding, whether at law or equity, under any Patent Rights of Idera or its Affiliates necessary to Develop, make, have made, use, register, sell, offer for sale, Commercialize, import and export Compounds or Products in the Field in the Territory, based on Vivelix’s, its Affiliates’ or Sublicensees’ Developing, making, having made, using, registering, selling, offering for sale, Commercializing, importing and exporting any Compound or Product as permitted under the terms of this Agreement.  This Section 2.5 shall be binding upon, and inure to the benefit of, the Parties, their successors, and assigns; provided, however, that such Patent Rights of Idera or its Affiliates exclude any Patent Rights that would fall under the foregoing non-assert after the effective date of a Change of Control with respect to Idera if such Patent Rights are Controlled prior to such effective date by a Third Party that is a party to such Change of Control or are developed by such Third Party after such Change of Control without use of Idera Know-How.

2.6 No Implied License; Retained Rights.    No right or license under any intellectual property rights is granted or will be granted by either Party by implication.  All rights or licenses are or will be granted only as expressly provided in this Agreement.

CONFIDENTIAL

article 3 DEVELOPMENT
3.1 Responsibilities; Diligence Obligations.

3.1.1 Responsibilities.  As between the Parties, Vivelix will have the sole right to Develop and Commercialize Products, including determining the regulatory strategy for seeking (if and when appropriate) Regulatory Approvals and Regulatory Exclusivity for  Compounds or Products, seeking and (if appropriate) filing for such Regulatory Approvals and Regulatory Exclusivity for Compounds or Products, preparing, submitting, and maintaining any and all Regulatory Filings, seeking any necessary Regulatory Approvals from Regulatory Authorities for Product labeling and promotional materials to be used in the applicable jurisdiction(s) in connection with Commercializing Products.  Idera will not have the right to prepare, submit, or maintain any Regulatory Filings or Regulatory Approvals for Compounds or Products.  Vivelix will be responsible for all costs and expenses of preparing, maintaining, formatting, and filing Regulatory Filings for Products and for all other costs and expenses in connection with seeking and maintaining Regulatory Approval for Compounds or Products.

3.1.2 Diligence Obligations.  Vivelix will use Commercially Diligent Efforts to Develop and Commercialize at least one Product in the Field in the Territory, including seeking (if and when appropriate) Regulatory Approvals and Regulatory Exclusivity for Compounds or Products, seeking and (if appropriate) filing for such Regulatory Approvals and Regulatory Exclusivity for Compounds or Products, preparing, submitting, and maintaining any and all Regulatory Filings, seeking any necessary Regulatory Approvals from Regulatory Authorities for Product labeling and promotional materials to be used in the applicable jurisdiction(s) in connection with Commercializing Products.  Vivelix will deliver to Idera on or before April 1 of each Calendar Year a written report summarizing in reasonable detail the efforts of Vivelix in the prior year to meet its obligations to Develop and Commercialize at least one Product in the Field in the Territory and the planned Development and Commercialization activities to be conducted by Vivelix in the current Calendar Year.  Vivelix will respond promptly to any reasonable inquiries by Idera with regard to the substance of any such report.

3.2 Development Information.  Within thirty (30) days after the Effective Date, Idera will transfer in electronic format all Regulatory Filings, Data and all information, materials, and other Licensed Know-How in a tangible form that can be transferred, including copies of preclinical, non-clinical, and clinical Data and information, databases, manufacturing Know-How and materials, and copies of any and all relevant market research in Idera’s possession (such as competitive landscape and market opportunity research) relating to Compounds or Products for the GI Field or positive controls and information relating to all manufacturing activities, relationships, and Know-How that are necessary to the Development, manufacture, or Commercialization of Compounds or Products, including the Transferred Materials, at no cost or expense to Vivelix.  Such information and materials, other than Regulatory Filings, will be deemed to be within “Licensed Know-How”.  For clarity, after transfer of such manufacturing information, Vivelix will have sole responsibility for chemistry and manufacturing controls activities related to Compounds or Products.  Thereafter, from time to time (but in no event less than once per Calendar Quarter) during the Research Period and thereafter until the earlier of (a) the date of filing of the first NDA for a Product or (b) in the event of a Change of Control with respect to Idera, the date that is the third (3rd) anniversary of the expiration date of the Research Period, Idera, at Idera’s cost and expense, will use reasonable efforts to provide Vivelix with access to any and all such information and materials developed after the Effective Date and not previously provided to Vivelix.  Vivelix will have the right to incorporate such Licensed Know-How in any Regulatory Filing and to provide such Licensed Know-How to Regulatory Authorities to the extent reasonably necessary in connection with the exercise of the license granted to Vivelix in accordance with Sections 2.1 and 2.3; provided, however, in either case, Vivelix uses diligent efforts to maintain, in accordance with Article 5, the confidentiality of any Licensed Know-How that has not been publicly disclosed by Idera through requests for confidential treatment, protective orders or other lawful means.

3.3 Joint Research Committee.  Promptly after the Effective Date, the Parties will establish a joint research committee (the “JRC”) for managing activities under the Research Program, consisting of two (2) representatives of each Party with expertise relevant to research and Development of pharmaceutical compounds.  In particular, the JRC will have the following tasks:  (a) if requested by Vivelix pursuant to Section 3.4.1, agreeing on an initial Research Program and coordinating the activities undertaken pursuant to such Research Program, as modified from time to time pursuant to this Section 3.3 and Section 3.4; (b) ensuring timely performance of the

CONFIDENTIAL

activities under the Research Program; (c) making proposals on achievement of scientific or technical objectives; (d) recommending potential Backup Compounds for creation or characterization under the Research Program; (e) advising on designating compounds as Designated Backup Compounds; (f) facilitating the exchange of information between the Parties for purposes of patent filings; and (g) preparing presentations to the Parties.  The JRC will meet not less than twice per Calendar Year.  Meetings may be held in person or by means of telecommunication (telephone, video, or web conference).  The JRC may meet more frequently by agreement of the Parties or at the reasonable request of a Party with not less than twenty (20) business days’ notice to the other.  Each Party will alternately be responsible for organizing the meetings of the JRC and for distributing the agenda of the meetings.  Such responsible Party will include on the agenda any item within the scope of the responsibility of the JRC that is requested to be included by a Party, and will distribute the agenda to the Parties no less than one week before any meeting of the JRC.  Each Party may, with the prior approval of the other Party (which will not be unreasonably withheld), invite non-voting employees, consultants, or advisors (provided that such employees, consultants, and advisors are under an obligation of confidentiality no less stringent than the terms set forth in Article 5) to attend any meeting of the JRC.  Each Party will bear its own costs associated with holding and attending JRC meetings.  The Party that is responsible for the organization of the respective JRC meeting will prepare the minutes, and send it to all members of the JRC for review and approval within twenty (20) business days after the meeting.  Each Party will send any objections against the accuracy or completeness of such minutes by providing written notice to the other members of the JRC within ten (10) business days after receipt of the minutes.  In the event of any such objection that is not resolved by mutual agreement of the Parties, such minutes will be amended to reflect such unresolved dispute.  The JRC will take action by consensus, with each Party having a single vote, irrespective of the number of representatives actually in attendance at a meeting, or by a written resolution signed by the designated representatives of each Party.  If the JRC is unable to reach consensus on a particular matter, then such matter may be submitted by either Party to the Chief Executive Officers of each of the Parties for resolution.  If the Chief Executive Officers are unable to reach consensus on such matter within ten (10) business days after such submission, then Vivelix will have the final decision-making authority with respect to such matter.  The JRC will not have any power to amend this Agreement, to impose any obligation on a Party that is not set forth in this Agreement or to increase the scope of any obligation of a Party that is set forth in this Agreement, and will have only such powers as are specifically delegated to it under this Agreement.

3.4 Research Program.

3.4.1 During the Research Period, Idera will create and characterize, at Vivelix’s request, potential Backup Compounds and perform research on Backup Compounds.  For clarity, such research and activities may include research on IMO-9200, (a) in comparative testing of such Backup Compounds and in the establishment or optimization of animal models and (b) in such newly established assays as Idera may reasonably agree.  Such activities may include compound synthesis, in vitro and ex vivo pharmacology, nonclinical in vivo efficacy and pharmacokinetics, and non-GLP toxicology and toxicokinetics.  Such activities are subject to modification as mutually agreed upon by the JRC and collectively are referred to as the “Research Program”.  The Parties will conduct the activities under the Research Program commencing on the Effective Date and ending on the first (1st) anniversary of the Effective Date; provided that Vivelix may extend such period by two one (1)-year periods by providing written notice to Idera not later than thirty (30) days prior to the end of the then-current year, for up to a total of three (3) years after the Effective Date (such period, as extended if applicable, the “Research Period”).

3.4.2 No later than thirty (30) days prior to the first day of each year during the Research Period, the Parties will mutually agree on the number of full-time equivalent(s) (not to exceed [**] full-time equivalents) who will perform activities under the Research Program during such year of the Research Period.  Depending on resource availability and research priorities, the JRC may also choose to outsource one or more of such activities.  Vivelix will compensate Idera for work actually performed under the Research Program by its mutually agreed upon full-time equivalent(s), on the first day of each Calendar Quarter during which such full-time equivalent(s) will perform activities under the Research Program, at an annualized rate commensurate with such full-time employee equivalent(s)’ skill and background, such rate to be agreed by the Parties no later than thirty (30) days prior to the first day of each year during the Research Period, which rate shall not exceed [**] Dollars ($[**]) per full-time employee equivalent for the first year during the Research Period and no less than [**] Dollars ($[**]) per full-time employee equivalent for each subsequent year during the Research Period, without the prior written agreement of Vivelix.  Such annualized rate shall include the costs and expenses associated with employment (e.g., salary, benefits, desk and laboratory space, equipment usage, and any and all administrative expenses related to such employment).  Vivelix will compensate Idera for supplies and third party costs incurred by Idera for work actually performed under the

CONFIDENTIAL

Research Program. All supplies and third party costs for the Research Program must be approved by the JRC. All pass-through costs must be invoiced without markup.

3.4.3 All Data generated in the Research Program will be provided to Vivelix promptly after it is generated, e.g., electronic lab books, and will be compiled into study reports in a timely fashion.  Vivelix will be solely responsible for formatting such Data in a manner considered appropriate for submission to Regulatory Authorities.  The available Data and the overall progress of the Research Program will be reviewed at each JRC meeting.  Vivelix will conduct all subsequent work on such Backup Compounds (including IND-enabling work, all additional clinical and non-clinical, regulatory, manufacturing, and Commercialization activities).

3.5 Designation of Backup Compounds.  Any and all Backup Compounds that were the subject of the Research Program will continue to be deemed to be Backup Compounds during the Research Period and through the period ending on the third (3rd) anniversary of the end of the Research Period.  Vivelix shall have the right to designate, on or before the third (3rd) anniversary of the end of the Research Period, any such Backup Compound to remain a Backup Compound during the remainder of the Term after such third (3rd) anniversary, by making a payment of [**] Dollars (US$[**]) per designated Backup Compound (each, a “Designated Backup Compound”).  Exhibit D will be updated throughout the Term to include all Patent Rights Controlled by Idera that Cover Designated Backup Compounds.  If Vivelix does not so designate such a Backup Compound as a Designated Backup Compound on or before the third (3rd) anniversary of the end of the Research Period, all rights to such undesignated Backup Compound will revert to Idera, effective as of the third (3rd) anniversary of the end of the Research Period, and any such non-designated compound will no longer be deemed to be a “Backup Compound” for purposes of this Agreement (such compound, a “Returned Compound”).  Thereafter, in the event Vivelix elects to include such Returned Compound as a Backup Compound subject to this Agreement, then, effective upon payment by Vivelix of [**] Dollars (US$[**]), such Returned Compound will be deemed to be a Designated Backup Compound; provided that neither Idera nor any of its Affiliates is then conducting research, Development, or Commercialization on such Returned Compound and that Idera has not licensed or sublicensed rights with respect to such Returned Compound to a Third Party.  For clarity, any Backup Compound set forth on Exhibit A that was not the subject of the Research Program during the Research Period will become a Returned Compound upon the end of the Research Period.  With respect to each Returned Compound, Vivelix agrees to negotiate, and to cause any of its relevant Affiliates to negotiate, in good faith an agreement pursuant to which Vivelix and such Affiliates would transfer, deliver and assign to Idera all right, title and interest in any Regulatory Approvals, regulatory communications and Regulatory Filings, Data, materials, and Know-How relating to such Returned Compound Controlled by Vivelix and its Affiliates, subject to payments to reimburse Vivelix’s costs and expenses incurred in connection therewith and a reasonable royalty on sales of such Related Compound and products incorporating it.

3.6 Regulatory Filings.  Vivelix, or its Affiliates or Sublicensees, will own and control any and all Regulatory Approvals and any and all other Regulatory communications and Regulatory Filings received and submitted in connection with seeking and maintaining Regulatory Approvals for Products.  Within ten (10) days after the Effective Date, Idera and any and all Affiliates of Idera hereby assign, transfer, and deliver, and will assign, transfer, and deliver, to Vivelix all right, title and interest in any such Regulatory Approvals, regulatory communications and Regulatory Filings Controlled by Idera and its Affiliates with respect to Products as of the Effective Date, including IND Number [**].

3.7 Regulatory Communications.  As between the Parties, Vivelix will be the sole contact with the applicable Regulatory Authorities and will be solely responsible for all communications with such Regulatory Authorities that relate to any Regulatory Approvals or other Regulatory Filings prior to and after any Regulatory Approval with respect to the Products.  Except as may be required by Applicable Law, Idera will not communicate regarding Products with any Governmental Authority unless explicitly requested or permitted in writing to do so by Vivelix or unless so ordered by such Governmental Authority, in which case Idera will provide to Vivelix notice of such order as soon as practicable, but in no event later than thirty-six (36) hours after receipt of such order, unless legally prohibited from doing so.  Idera will provide to Vivelix, as soon as reasonably possible, unless legally prohibited from doing so, copies of, and all information in its Control pertaining to, any material notices, questions, actions, and requests from or by any and all Regulatory Authorities, either before or after the Effective Date, with respect to Products, including any notices of non-compliance with Applicable Law in connection with any Product (such as warning letters or other notices of alleged non-compliance), audit notices, notices of initiation by Regulatory Authorities of investigations, inspections, detentions, seizures, or injunctions concerning any Product.  If Idera is

CONFIDENTIAL

required to respond to any requests from or by any and all Regulatory Authorities with respect to any Product, Idera will provide Vivelix an opportunity to comment on the response to the extent such response may affect its rights or obligations under this Agreement before Idera submits such response, unless legally prohibited from doing so.

3.8 Material Transfer.  Within ninety (90) days after the Effective Date, Idera will transfer to Vivelix, at no cost or expense to Vivelix, all available quantities of GLP and GMP materials of IMO-9200 and Backup Compounds included in Exhibit A (e.g., API and clinical trial material), provided that Idera may withhold such amounts as reasonably necessary for regulatory, quality control, reference and other customary purposes.  Idera will provide to Vivelix an inventory of all materials and quantities that are actually transferred, (the “Transferred Materials”).  Idera will transfer materials included in the Transferred Materials in accordance with Applicable Law and the applicable mutually agreed upon specifications therefor.  All GMP Transferred Materials will be accompanied by any available certificate of analysis, certificate of manufacturing, batch records and any and all other such documentation, information and materials as may be in the possession of Idera and required under Applicable Law to use the GMP Transferred Materials in human clinical trials, including without limitation written certification that such GMP Transferred Materials were both (a) manufactured, and (b) stored and handled at all times following such manufacture, in accordance with GMP and the applicable specifications. All GLP Transferred Materials will be accompanied by any available certificate of analysis, certificate of manufacturing, batch records, and any and all other such documentation, information and materials as may be in the possession of Idera and required under Applicable Law to use the GLP Transferred Materials in GLP clinical trials, including written certification that such GLP Transferred Materials were both (i) manufactured, and (ii) stored and handled at all times following such manufacture, in accordance with GLP and the applicable specifications.  Idera will deliver the Transferred Materials to Vivelix EXW (delivery location of Idera’s choice in the United States).  An inventory of all non-GLP/GMP quantities of IMO-9200 and Backup Compounds will be provided to Vivelix, accompanied by all available documentation and information regarding synthesis, storage, and analysis of the materials.

article 4 PAYMENTS

4.1 Upfront Payment.  In consideration for the rights and licenses granted under this Agreement, Vivelix will pay Idera a one-time, non-refundable, non-creditable payment of Fifteen Million Dollars ($15,000,000) within ten (10) business days after the Effective Date.

4.2 Milestone Payments.

4.2.1 Development Milestones.  In consideration for the rights and licenses granted under this Agreement, Vivelix will pay each one-time only, non-refundable, non-creditable milestone payment set forth in the table in this Section 4.2.1 below after the first achievement of the specified milestone event by Vivelix or its Affiliates or Sublicensees for each Product that is Covered (at the time of achievement of such milestone event, or at any time within three (3) years after such achievement) by a Valid Claim described in Section 1.97(a) (an “Issued Valid Claim”) in the applicable territory (if such milestone event expressly lists a territory) listed in the table in this Section 4.2.1 below (each, a “Development Milestone Payment”).  Promptly upon the achievement of any milestone event, and in any event within ten (10) business days of such achievement, Vivelix shall provide Idera with written notice of such achievement.  Idera may submit an invoice to Vivelix for each Development Milestone Payment at any time (a) after the corresponding milestone is achieved, provided that such Product is Covered by an Issued Valid Claim at the time of such achievement, or (b) if such Product is not Covered by an Issued Valid Claim at the time of such achievement, but is later Covered by an Issued Valid Claim within the three (3)-year period after such achievement, then after such Issued Valid Claim is issued.  Vivelix will pay any Development Milestone Payments that are payable within thirty (30) days after receipt of such invoice.  For clarity, the Development Milestone Payments are due with respect to each Product first containing IMO-9200 or each unique Backup Compound, as applicable, to achieve a milestone event.

CONFIDENTIAL

Development Milestone Event	Payment for Product containing:
	IMO-9200	Backup Compound
[**]		[**]
[**]	[**]	[**]
[**]	[**]	[**]
[**]	[**]	[**]
[**]	[**]	[**]
[**]	[**]	[**]
Total	US$65,000,000	US$35,000,000

4.2.2 Net Sales Milestones.  In consideration for the rights and licenses granted under this Agreement, Vivelix will pay each one-time only, non-refundable, non-creditable milestone payment set forth in the table below after the first achievement of the specified milestone event by Vivelix or its Affiliates or Sublicensees with respect to Net Sales of Product(s) during the respective Royalty Term(s) for such Product(s) in the country in which such Products are sold (each, a “Sales Milestone Payment”).  Vivelix will notify Idera within thirty (30) days after the end of the calendar month in which a Sales Milestone Event set forth in the table below is achieved.  Idera may submit an invoice to Vivelix for each Sales Milestone Payment at any time after the corresponding milestone is achieved.  Vivelix will pay any Sales Milestone Payment that is payable within thirty (30) days after receipt of such invoice. For clarity, the Sales Milestone Payments are due with respect to each Product first containing IMO-9200 or each unique Backup Compound, as applicable.

Sales Milestone Event	Payment for Product containing:
	IMO-9200	Backup Compound
Annual aggregate Net Sales of Products in a Calendar Year worldwide in excess of US$[**]	[**]	[**]
Annual aggregate Net Sales of Products in a Calendar Year worldwide in excess of US$[**]	[**]	[**]
Annual aggregate Net Sales of Products in a Calendar Year worldwide in excess of US$[**]	[**]	[**]
Total	US$75,000,000	US$17,500,000

4.3 Royalty Payments.

4.3.1 Royalties on Products.  In consideration for the rights and licenses granted under this Agreement, Vivelix will pay Idera non-creditable, non-refundable royalties on aggregate annual Net Sales of all Products in the Territory, as calculated by multiplying the applicable royalty rate in the table in this Section 4.3.1, below, by the corresponding amount of incremental Net Sales of all Products in the Territory in each Calendar Year, subject to this Section 4.3, below (“Royalties”).

CONFIDENTIAL

Net Sales Tier	Royalty Rate
(a) For that portion of annual aggregate Net Sales of Products containing IMO-9200 in a Calendar Year that are less than or equal to US$[**]	[**]%
(b) For that portion of annual aggregate Net Sales of Products containing IMO-9200 in a Calendar Year that are greater than US$[**] and less than or equal to US$[**]	[**]%
(c) For that portion of annual aggregate Net Sales of Products containing IMO-9200 in a Calendar Year that are greater than US$[**]	[**]%
(d) For that portion of annual aggregate Net Sales of Products containing a Backup Compound in a Calendar Year that are less than or equal to US$[**]	[**]%
(e) For that portion of annual aggregate Net Sales of Products containing a Backup Compound in a Calendar Year that are greater than US$[**] and less than or equal to US$[**]	[**]%
(f) For that portion of annual aggregate Net Sales of Products containing a Backup Compound in a Calendar Year that are greater than US$[**]	[**]%

For example, and without limitation, if aggregate annual Net Sales of all Products containing IMO-9200 in a Calendar Year are $[**], then royalties payable by Vivelix on such Products equal [**].

4.3.2 Royalty Term.  Royalties will be paid under this Section 4.3, on a country-by-country and Product-by-Product basis, commencing on First Commercial Sale of such Product in such country until the latest of:  (a) the expiration of the last-to-expire Valid Claim in such country that Covers the sale or use of such Product; (b) the expiration of Regulatory Exclusivity in such country covering such Product; and (c) the tenth (10th) anniversary of the First Commercial Sale of such Product in such country (the “Royalty Term”).

4.3.3 Know-How Royalty.  In any country in the Territory, during any period during the Royalty Term for a Product in which there is no Valid Claim of a Licensed Patent that Covers the manufacture, sale or use of such Product, and there is no Regulatory Exclusivity covering such Product, the royalty rates on the Net Sales of such Product in such country will be [**] percent ([**]%) of the rates otherwise payable under Section 4.3.1.  Vivelix agrees that notwithstanding the expiry of any of the Licensed Patents, the royalties payable pursuant to this Section 4.3 in consideration for the license to the Licensed Know-How to and the materials provided by Idera to Vivelix with respect to the Products will continue to accrue and become due and payable until the expiry of the applicable Royalty Term in accordance with the terms of this Agreement.

4.3.4 Royalties Reduction.

(a) With respect to the costs incurred in obtaining commercial supplies of Product (including any Product made for Development or validation batch purposes that can be Commercialized), if the average API Expense for any Calendar Quarter exceeds $[**]/gram and the sum of COGS Expense plus API Expense exceeds [**] percent ([**]%) of the Net Sales of a Product during such Calendar Quarter, then the amounts that would otherwise have been payable as Royalties to Idera under Section 4.3.1(a), (b), (d), and (e), taking into account Section 4.3.3, for such Calendar Quarter will be reduced as follows.  The Royalties payable under these circumstances will be reduced by an amount equal to [**] percent ([**]%) of the greater of (i) such excess API Expense or (ii) such excess COGS Expense plus API Expense; provided that in no event will the Royalties reduction described in this Section 4.3.4(a) act to reduce the Royalties payable by Vivelix to Idera to less than [**] percent ([**]%) of the Royalties payable by Vivelix to Idera under Section 4.3.1(a), (b), (d), and (e), taking into account Section 4.3.3, for a given Calendar Quarter.  If any such amount is not fully credited during a Calendar Quarter, such amount may be carried forward and creditable [**].

(b) If (i) Vivelix, in its reasonable judgment, determines that it is required to obtain a

CONFIDENTIAL

license from any Third Party, including under Section 6.6, or if Vivelix obtains a sublicense under any Third Party IP pursuant to Section 6.9, in each case in order to avoid infringement of such Third Party’s Patent Rights that is attributable to the manufacture, use or sale of a Compound, and (ii) Vivelix is required to pay to such Third Party any payments in consideration for the grant or maintenance of such license or reimburse Idera any payments payable with respect to any Third Party IP pursuant to Section 6.9.3 (“Third Party Compensation”), then for the period during which Vivelix owes Royalties to Idera hereunder, the amounts that would otherwise have been payable as Royalties to Idera under Sections 4.3.1–4.3.4(a) will be reduced by an amount equal to [**] percent ([**]%) of the Third Party Compensation paid by or on behalf of Vivelix to such Third Party during such period; provided that in no event will the Royalties reduction described in this Section 4.3.4(b) act to reduce the Royalties payable by Vivelix to Idera to less than [**] percent ([**]%) of the Royalties payable by Vivelix to Idera under Sections 4.3.1–4.3.4(a) for a given Calendar Quarter.  Such royalty reduction provided for under this Section 4.3.4(b) shall not apply to any license obtained to avoid infringement of Third Party Patent Rights that is attributable to a Combination Product and would not otherwise arise due to the sale of a Compound alone.  If any such amount is not fully credited during a Calendar Quarter, such amount may be carried forward and creditable [**].

(c) If, for a given Product and in a given country in the Territory, one (1) or more Generic Products are sold in such country and Vivelix had used diligent efforts to enforce the applicable Licensed Patents listed in Section (a) of Exhibit D, then the Royalties payable by Vivelix to Idera under Sections 4.3.1–4.3.4(b) for such Product in such country shall be reduced as follows:

(i) by [**] percent ([**]%) commencing with the Calendar Quarter immediately following the Calendar Quarter during which such Generic Product(s) is first sold in such country and ending with the Calendar Quarter immediately following the Calendar Quarter in which all Generic Products are subsequently withdrawn from the market in such country;

(ii) if subsequent to entry of such Generic Product(s) in such country, the aggregate Net Sales of such Product in such country in any two consecutive Calendar Quarters declined greater than [**] percent ([**]%) of the level of the aggregate Net Sales of such Product achieved in the two consecutive Calendar Quarters immediately prior to such entry (such Net Sales level prior to such entry is referred to as the “Reference Level”), then by [**]%) commencing with the second of such two consecutive Calendar Quarters; provided, however, that if all Generic Products are subsequently withdrawn from the market in such country and the aggregate Net Sales of such Product for any two consecutive Calendar Quarters thereafter increase to more than [**] percent ([**]%) of the Reference Level, the royalty reduction provided in this clause (ii) shall no longer apply unless a subsequent Generic Product enters the market and the decline of the aggregate Net Sales is subsequently again greater than [**] percent ([**]%) of the applicable Reference Level; and

(iii) if subsequent to entry of such Generic Product(s) in such country, the aggregate Net Sales of such Product in such country in any two consecutive Calendar Quarters declined greater than [**] percent ([**]%) of the Reference Level, then by [**] percent ([**]%) commencing with the second of such two consecutive Calendar Quarters; provided, however, that if all Generic Products are subsequently withdrawn from the market in such country and the aggregate Net Sales of such Product for any two consecutive Calendar Quarters thereafter increase to more than [**] percent ([**]%) of the Reference Level, the royalty reduction provided in this clause (iii) shall no longer apply unless a subsequent Generic Product enters the market and the decline of the aggregate Net Sales is subsequently again greater than [**] percent ([**]%) of the applicable Reference Level.

4.4 Royalty and Sublicense Payment Report and Payment.  During the Term following the First Commercial Sale of any Product, within sixty (60) days after the end of each Calendar Quarter, Vivelix will pay to Idera Royalties payable for such Calendar Quarter and will provide a royalty report showing, on a Product-by-Product basis:

4.4.1 the amount actually received and the Net Sales resulting from sales of Products sold by Vivelix or its Affiliates or Sublicensees during such Calendar Quarter reporting period, including the specific deductions applied in the calculation of such Net Sales amounts;

4.4.2 that nature of, basis for (in reasonable detail) and amount of any reductions in Royalties as a result of the application of the terms of Section 4.3.3 or 4.3.4;

CONFIDENTIAL

4.4.3 the Royalties payable in Dollars which will have accrued hereunder with respect to such Net Sales;
4.4.4 withholding taxes, if any, required by Applicable Law to be deducted with respect to such Royalties; and
4.4.5 the rate of exchange used by Vivelix in determining the amount of Dollars payable hereunder.

If no Royalties are due for any Calendar Quarter hereunder, Vivelix will so report.  Vivelix will keep, and will require its Affiliates and Sublicensees to keep (all in accordance with GAAP, consistently applied), complete and accurate records in sufficient detail to properly reflect the Net Sales to enable the Royalties payable hereunder to be determined for a period of at least three (3) Calendar Years.

4.5 Audits of Royalty Reports.

4.5.1 Upon the written request of Idera and not more than once in each Calendar Year, Vivelix will permit an independent certified public accounting firm of nationally recognized standing selected by Idera and reasonably acceptable to Vivelix, at Idera’s expense and upon execution of a usual and reasonable confidentiality agreement with Vivelix in accordance with Section 4.5.2, to have access during normal business hours to such records of Vivelix as may be necessary or reasonably useful to verify the accuracy of the payment reports made and the amounts owed to Idera under this Agreement for any Calendar Year period ending not more than three (3) years prior to the date of such request.  These rights with respect to any Calendar Year will terminate three (3) years after the end of any such Calendar Year.  Idera will provide Vivelix with a copy of such accounting firm’s written report within thirty (30) days after completion of such report.  If such accounting firm concludes that an underpayment was made, then the Vivelix will pay the amount due within thirty (30) days after the date Idera delivers to Vivelix such accounting firm’s written report so concluding, and any accrued interest as determined in accordance with Section 4.9 from the date such underpayment was originally due until payment thereof.  If such accounting firm concludes that an overpayment was made, then Vivelix may credit such overpayment against future payments due under this Agreement.  Idera will bear the full cost of such audit unless such audit discloses that the additional payment payable by Vivelix for the audited period is more than [**] percent ([**]%) of the amount of the payments due for that audited period, in which case Vivelix will pay the fees and expenses charged by the accounting firm.  If the Parties dispute any such accounting firm’s conclusion, they will resolve such issue pursuant to Article 11.

4.5.2 Idera will treat all information subject to review under Section 4.5.1 in accordance with the confidentiality provisions of this Agreement, and will cause its accounting firm to enter into a confidentiality agreement with Vivelix containing obligations of confidentiality and non-use no less restrictive than the obligations set forth in Article 5; provided that such accountant may in any event disclose to Idera the extent of any underpayment by Vivelix, as determined in Section 4.5.1.

4.6 Currency of Payments.  Except as provided under Section 4.7, all payments under this Agreement will be made in Dollars from a bank account domiciled in the United States or Bermuda by wire transfer of immediately available funds into an account designated by Idera.  Net Sales outside of the U.S. will be first determined in the currency in which they are earned and will then be converted into an amount in Dollars using Vivelix’s customary and usual conversion procedures used in preparing its financial statements pursuant to GAAP for the applicable reporting period.

4.7 Blocked Currency.  In each country in the Territory where the local currency is blocked and cannot be removed from the country, at the election of Idera, royalties accrued on Net Sales in such country will be paid to Idera in local currency by deposit in a local bank in such country designated by Idera.

4.8 Taxes.    Each Party will be solely responsible for the payment of all taxes imposed on its share of income arising directly or indirectly from the efforts of the Parties under this Agreement.  The Parties agree to cooperate with one another and use reasonable efforts to reduce or eliminate tax withholding or similar obligations in respect of Royalties, Development Milestone Payments, Sales Milestone Payments, or other payments made by

CONFIDENTIAL

Vivelix to Idera under this Agreement.  To the extent Vivelix is required under the Internal Revenue Code of 1986, as amended (the “Code”), or any other tax laws to deduct and withhold taxes on any payment to Idera, Vivelix will pay the amounts of such taxes to the proper Governmental Authority in a timely manner and promptly transmit to Idera an official tax certificate or other evidence of such withholding sufficient to enable Idera to claim such payment of taxes.  Upon Vivelix’s reasonable request, Idera will provide Vivelix any tax forms that may be reasonably necessary in order for Vivelix to determine whether to withhold tax on any such payments or to withhold tax on such payments at a reduced rate under the Code or any other tax laws, including any applicable bilateral income tax treaty.  Each Party will provide the other with reasonable assistance to enable the recovery, as permitted by Applicable Laws, of withholding taxes, value added taxes, or similar obligations resulting from payments made under this Agreement, such recovery to be for the benefit of the Party bearing such withholding tax or value added tax.

4.9 Interest Due.    Vivelix will pay Idera interest on any payments that are not paid on the date on which such payments are due under this Agreement at a monthly interest rate equal to the U.S. prime interest rate, as reported by The Wall Street Journal (New York edition) for the first business day of each month (starting with the month in which such payment was first due), plus [**]%, or the maximum applicable legal rate, if less, calculated based on the total number of days payment is delinquent.

article 5 NONDISCLOSURE OF CONFIDENTIAL INFORMATION

5.1 Nondisclosure.  Each Party agrees that, during the Term and for a period of [**] years thereafter (or, for any trade secret, for so long as the Disclosing Party maintains such trade secret as a trade secret), a Party (the “Receiving Party”) receiving Confidential Information of the other Party (the “Disclosing Party”) will (a) maintain in confidence such Confidential Information, (b) not disclose such Confidential Information to any Third Party without the prior written consent of the Disclosing Party, except for disclosures expressly permitted in this Article 5 and (c) not use such Confidential Information for any purpose except those expressly permitted by this Agreement.  Such permitted purposes shall include a Party’s monitoring its and the other Party’s compliance with the terms of this Agreement and making decisions and determinations as contemplated hereunder.  The Parties agree that any Confidential Information disclosed by the Parties or their Affiliates prior to the Effective Date will be Confidential Information within the meaning of, and will be subject to, this Article 5.  Notwithstanding the definition of “Confidential Information” in Article 1, (a) all Confidential Information to the extent it relates solely to the Development, making, having made, use, registering, selling, offering for sale, Commercializing, importing and exporting of Compounds or Products in the Field in the Territory (“Compound Specific Confidential Information”) , whether generated or disclosed by one or both Parties, will be deemed to be Confidential Information of Vivelix, and Vivelix will be deemed to be the Disclosing Party with respect to such Confidential Information and (b) all Confidential Information relating to Compounds or Products that is not Compound Specific Confidential Information, whether generated or disclosed by one or both Parties, will be deemed to be Confidential Information of both Parties, and each Party will be deemed to be the Disclosing Party with respect to such Confidential Information; provided, however, that (1) Idera shall have the right to use any Confidential Information relating to Compounds or Products, whether Idera is deemed the Disclosing Party or Receiving Party, for research purposes and (2) Idera shall have the right to use any Confidential Information that is not Compound Specific Confidential Information for any lawful purpose.

5.2 Exceptions. The obligations under Section 5.1 will not apply with respect to any portion of Confidential Information of a Disclosing Party that the Receiving Party can show by competent evidence:
5.2.1 at the time of disclosure to Receiving Party is in the public domain;
5.2.2 after disclosure to Receiving Party, becomes part of the public domain by publication or otherwise, except by breach of this Agreement by the Receiving Party;

5.2.3 was (a) in the Receiving Party’s possession at the time of disclosure without any obligation to keep it confidential or any restriction on its use or (b) subsequently and independently developed by the Receiving Party’s employees who had no knowledge of and who did not use any of Disclosing Party’s Confidential Information; or

CONFIDENTIAL

5.2.4 is received by the Receiving Party from a Third Party who has the lawful right to disclose such Confidential Information and who has not obtained such Confidential Information either directly or indirectly from the Disclosing Party.

5.3 Authorized Disclosure.  To the extent (and only to the extent) that it is reasonably necessary or appropriate to fulfill its obligations or exercise its rights under this Agreement, the Receiving Party may disclose Confidential Information belonging to the Disclosing Party in the following instances:

5.3.1 preparing, filing, prosecuting, or maintaining patent applications to the extent permitted in this Agreement;
5.3.2 prosecuting or defending litigation;

5.3.3 subject to Sections 5.4 and 5.5, required by Applicable Laws (including the rules and regulations of the Securities and Exchange Commission or any national securities exchange) and with judicial process;

5.3.4 in the case where Vivelix is the Receiving Party, in connection with Regulatory Filings; to Affiliates in connection with the performance of this Agreement and solely on a need-to-know basis; to potential or actual collaborators (including potential Sublicensees), who prior to disclosure must be bound by written obligations of confidentiality and non-use no less restrictive than the obligations set forth in this Article 5; to potential or actual investment bankers, investors, lenders, acquirers, merger partners or other potential financial partners, and their attorneys and agents), who prior to disclosure must be bound by written obligations of confidentiality and non-use no less restrictive than the obligations set forth in this Article 5; or employees, independent contractors (including consultants and clinical investigators) or agents, each of whom prior to disclosure must be bound by written obligations of confidentiality and non-use no less restrictive than the obligations set forth in this Article 5; provided, however, that the Receiving Party will remain responsible for any failure by any Person who receives Confidential Information pursuant to this Section 5.3.4 to treat such Confidential Information as required under this Article 5;

5.3.5 in the case where Idera is the Receiving Party of Compound Specific Confidential Information, in connection with regulatory filings and associated correspondence with any regulatory authority; to Affiliates in connection with the performance of this Agreement and solely on a need-to-know basis; or employees, independent contractors (including consultants and clinical investigators) or agents, each of whom prior to disclosure must be bound by written obligations of confidentiality and non-use no less restrictive than the obligations set forth in this Article 5; provided, however, that the Receiving Party will remain responsible for any failure by any Person who receives Confidential Information pursuant to this Section 5.3.5 to treat such Confidential Information as required under this Article 5; and

5.3.6 in the case where Idera is the Receiving Party of Confidential Information that is not Compound Specific Confidential Information, in connection with regulatory filings and associated correspondence with any regulatory authority; to Affiliates; to potential or actual collaborators (including potential licensees), who prior to disclosure must be bound by written obligations of confidentiality and non-use no less restrictive than the obligations set forth in this Article 5; to potential or actual investment bankers, investors, lenders, acquirers, merger partners or other potential financial partners, and their attorneys and agents), who prior to disclosure must be bound by written obligations of confidentiality and non-use no less restrictive than the obligations set forth in this Article 5; or employees, independent contractors (including consultants and clinical investigators) or agents, each of whom prior to disclosure must be bound by written obligations of confidentiality and non-use no less restrictive than the obligations set forth in this Article 5; provided, however, that Idera will remain responsible for any failure by any Person who receives Confidential Information pursuant to this Section 5.3.6 to treat such Confidential Information as required under this Article 5.

If and whenever any Confidential Information is disclosed in accordance with this Section 5.3, such disclosure will not cause any such information to cease to be Confidential Information except to the extent that such disclosure results in a public disclosure of such information (other than in breach of this Agreement).  Where reasonably possible and subject to Sections 5.4 and 5.5, the Receiving Party will notify the Disclosing Party of the Receiving Party’s intent to make such disclosure pursuant to Sections 5.3.1–5.3.3 sufficiently prior to making such disclosure so as to allow the Disclosing Party adequate time to take whatever action appropriate to protect the confidentiality of the information

CONFIDENTIAL

while still permitting such disclosure, and the Receiving Party will cooperate with the Disclosing Party in such efforts.

5.4 Required Disclosure.  A Receiving Party may disclose Confidential Information of the Disclosing Party to the extent such disclosure is required pursuant to interrogatories, judicial requests for information or documents, subpoena, civil investigative demand issued by a court or Governmental Authority or as otherwise required by Applicable Law; provided, however, that the Receiving Party will notify the Disclosing Party promptly upon receipt thereof, giving (where practicable) the Disclosing Party sufficient advance notice to permit it to oppose, limit or seek confidential treatment for such disclosure; and provided, further, that the Receiving Party will furnish only that portion of the Confidential Information that it is advised by counsel is legally required whether or not a protective order or other similar order is obtained by the Disclosing Party.

5.5 Securities Filings.  In the event a Party proposes to file with the Securities and Exchange Commission or the securities regulators of any state or other jurisdiction a registration statement or any other disclosure document which describes this Agreement under the Securities Act of 1933, as amended, the Securities Exchange Act of 1934, as amended, or any other Applicable Law pertaining to securities, such Party will notify the other Party of such intention and will provide such other Party with a copy of relevant portions of the proposed filing not less than five (5) days prior to such filing (and any revisions to such portions of the proposed filing a reasonable time prior to the filing thereof), including any exhibits thereto relating to this Agreement, and will consider in good faith any requested changes to the proposed description of this Agreement and to any proposed redactions of the portions of this Agreement for which confidential treatment shall be sought that are received at least two (2) days prior to such filing.  No such notice will be required under this Section 5.5 if the substance of the description of or reference to this Agreement contained in the proposed filing has been included in any previous filing made by the either Party hereunder or otherwise approved by the other Party.

5.6 Disclosure of Agreement.  Except in accordance with Section 5.4 or 5.5, neither Party may issue any press release or make any other public statement or other disclosure disclosing to any Third Party any information relating to this Agreement or its terms or the transactions contemplated hereby without the prior written consent of the other Party, such consent not to be unreasonably withheld, delayed, or conditioned.  Notwithstanding the foregoing, a Party may disclose the terms of this Agreement in confidence to its Affiliates in connection with the performance of this Agreement and solely on a need-to-know basis; to potential or actual collaborators or licensees (including potential Sublicensees), who, prior to such disclosure, must agree to bound by obligations of confidentiality and non-use no less restrictive than the obligations set forth in this Article 5; or in confidence to potential or actual investment bankers, investors, lenders, acquirers, merger partners or other potential financial or strategic partners, and their attorneys and agents); provided, however, that the Receiving Party will remain responsible for any failure by any Person who receives Confidential Information pursuant to this Section 5.6 to treat such Confidential Information as required under this Article 5.

article 6 INTELLECTUAL PROPERTY RIGHTS

6.1 JPC.  Promptly after the Effective Date, the Parties will establish a joint patent committee, consisting of at least one (1) member from each of Idera and Vivelix (the “JPC”), to review and discuss the preparation, filing, prosecution, or maintenance of Licensed Patents.  Prior to filing any documentation relating to the Licensed Patents with the PTO or submitting any correspondence relating to the Licensed Patents to the PTO, the acting Party will inform the JPC of such proposed filing or submission (which may be electronic) and, at the Parties’ discretion, discuss the foregoing in a meeting (which may be telephonic) of the JPC at the other Party’s request.  Either Party may replace its respective JPC representatives at any time, with prior written notice to the other Party.  The JPC will meet quarterly, or as more or less often as otherwise agreed by the Parties, by telephone or in person, as agreed by the Parties, at mutually convenient locations.  For clarity, the JPC will have only the authority set forth above and in no event will it have the authority to amend, modify, or waive any term of this Agreement.

6.2 Inventions.
6.2.1 General Principles. All inventions and other Know-How made solely by employees or independent contractors of one Party in the course of such Party’s performance under this Agreement and all

CONFIDENTIAL

intellectual property rights therein (the “Sole Inventions” of such Party), will be solely owned by such Party.  All inventions and other Know-How made jointly by employees or independent contractors of each Party in the course of its performance under this Agreement, and all intellectual property rights therein (“Joint Inventions”) will be jointly owned by the Parties such that each Party has an undivided one-half (1/2) interest, without a duty of accounting to the other Party, in and to such Joint Invention.  In the event that a jurisdiction requires consent of co-owners for one co-owner to grant license rights under or otherwise exploit the Joint Inventions, each Party hereby grants the other Party such license rights as may be required for such co-owner to make such grant under or exploit such Joint Inventions without a requirement of accounting.  Inventorship will be determined in accordance with U.S. patent laws.  Each Party will promptly notify the other Party after it first learns of the conception of any Joint Invention, or in the case of Idera, any Sole Invention, and provide the other Party with a detailed report of relevant data, results, experimental procedures, and inventors thereof.

6.2.2 Further Acts. Each Party will perform such reasonable additional actions necessary to effect the intent of Section 6.2.1, and will reasonably cooperate with the other Party in doing so.
6.3 Preparation, Filing, Prosecution, and Maintenance of Licensed Patents.
6.3.1 Licensed Patents.

(a) Vivelix will be responsible, at its own cost and expense, for the preparation, filing, prosecution (including any interferences, reissue proceedings, cancellations, oppositions, inter partes review, post grant review, patent term extension applications, reexaminations, and other similar proceedings) and maintenance of those Licensed Patents on Section (a) of Exhibit D and any Patent Rights that claim priority to any of the patents and patent applications described in Section (a) of Exhibit D.  Idera shall execute and deliver to Vivelix, or Vivelix’s designee, any documents reasonably requested by Vivelix to authorize Vivelix to perform such activities.

(b) Idera will be responsible, at its own cost and expense, for the preparation, filing, prosecution (including any interferences, reissue proceedings, cancellations, oppositions and reexaminations) and maintenance of Licensed Patents other than those subject to Section 6.3.1(a).

(c) The Party having responsibility under Section 6.3.1(a), 6.3.1(b) or 6.3.1(d) shall be referred to as the “Filing Party,” and the other Party shall be referred to as the “Non-Filing Party.”  The Filing Party will reasonably consult with the Non-Filing Party, and will consider in good faith any comments of the Non-Filing Party with respect to the preparation, filing, prosecution and maintenance of the Licensed Patents for which the Filing Party exercises its responsibility under Section 6.3.1(a), 6.3.1(b) or 6.3.1(d), as applicable. The Filing Party will provide to the Non-Filing Party copies of any papers relating to the filing, prosecution or maintenance of the Licensed Patents promptly upon their being filed or received, and will provide drafts of documents to be filed sufficiently in advance of their filing dates so as to provide the other Party with sufficient time to review and comment thereon prior to filing.  In the case of Vivelix as the Filing Party, Vivelix shall not knowingly take any action during prosecution and maintenance of the Licensed Patents subject to Section 6.3.1(a) or 6.3.1(d) that would result in any reduction in the scope of one or more independent claims of such Licensed Patents, without the prior written consent of Idera, which consent will not be unreasonably withheld, delayed or conditioned.  In the case of Idera as the Filing Party, Idera will not knowingly take any action during prosecution and maintenance of the Licensed Patents subject to Section 6.3.1(b) that would result in any reduction in the scope of one or more independent claims of such Licensed Patents, without the prior written consent of Vivelix, which consent will not be unreasonably withheld, delayed or conditioned.

(d) Vivelix may, from time to time, identify in writing to Idera certain countries in which Vivelix desires that Idera file, prosecute and maintain Licensed Patents subject to Section 6.3.1(b) and Idera may thereafter file, and, subject to Section 6.3.3, prosecute and maintain such Licensed Patents in such country or countries or Idera shall, subject to Section 6.3.3, transfer to Vivelix the authority and responsibility to file, prosecute and maintain such Licensed Patents; provided that any and all prosecution activities by Vivelix will be at Vivelix’s sole cost and expense and will be in accordance with Section 6.3.1(c).

6.3.2 Joint Patent Rights. Vivelix will have the first right to prepare, file, prosecute (including any interferences, reissue proceedings, cancellations, oppositions post grant review, patent term extension

CONFIDENTIAL

applications, reexaminations, and other similar proceedings) and maintain (the Party having such responsibility, the “Prosecuting Party”; the other Party, the “Non-Prosecuting Party”) any Patent Rights that Cover a Joint Invention (“Joint Patent Rights”), unless the Parties mutually agree that Idera will be the Prosecuting Party with respect to such Joint Patent Rights.  If Vivelix does not file a patent application Covering such Joint Invention within the one hundred eighty (180) day period after either Party gives written notice to the other Party of such Joint Invention pursuant to Section 6.2.1, Idera shall have the right but not the obligation to become the Prosecuting Party with respect to such Joint Patent Rights upon written notice to Vivelix.  The Prosecuting Party will reasonably consult with the other Party and will consider any comments from the other Party in good faith, with respect to the preparation, filing, prosecution and maintenance of such Joint Patent Rights.  The Prosecuting Party will provide to such other Party copies of any papers relating to the filing, prosecution or maintenance of such Joint Patent Rights promptly upon their being filed or received, and will provide drafts of documents to be filed sufficiently in advance of their filing dates so as to provide the Non-Prosecuting Party with sufficient time to review and comment thereon prior to filing.  The Non-Prosecuting Party may, from time to time, identify in writing to the Prosecuting Party certain countries in which the Non-Prosecuting Party desires that the Prosecuting Party file, prosecute and maintain Joint Patent Rights and the Prosecuting Party will, subject to Section 6.4.3, thereafter file, prosecute and maintain such Joint Patent Rights in such country or countries. The Prosecuting Party will not knowingly take any action during prosecution and maintenance of such Joint Patent Rights that would result in any reduction in the scope of one or more independent claims of such Licensed Patents, without the prior written consent of the Non-Prosecuting Party, which consent will not be unreasonably withheld, delayed or conditioned.  The Parties will share equally all reasonable costs and expenses related to the preparation, filing, prosecution and maintenance of any Joint Patent Rights.

6.3.3 Patent Abandonment.  In no event will (a) Idera, with respect to Licensed Patents subject to Section 6.3.1(b) or Joint Patent Rights for which it is the Prosecuting Party under Section 6.3.2, or (b) Vivelix, with respect to Licensed Patents subject to Section 6.3.1(a), Licensed Patents for which it is the Filing Party under Section 6.3.1(d) or Joint Patent Rights for which it is the Prosecuting Party under Section 6.3.2, permit such Patent Rights to be abandoned in any country in which such Patent Rights have been filed in the Territory, without filing a new patent application directed to the subject matter of the to-be-abandoned application and claiming priority to a patent application within such Patent Rights without the Non-Prosecuting Party or Non-Filing Party, as the case may be, first being given an opportunity to assume responsibility for the continued prosecution and maintenance of such Patent Rights.  If a Prosecuting Party or Filing Party, as the case may be, decides not to continue the prosecution or maintenance of a patent application or patent in any country, the Prosecuting Party or Filing Party, as the case may be, will provide the Non-Prosecuting Party or Non-Filing Party, as the case may be, with written notice of this decision at least thirty (30) days prior to any pending lapse or abandonment thereof.  In such event, the Prosecuting Party or Filing Party, as the case may be, will provide the Non-Prosecuting Party or Non-Filing Party, as the case may be, with an opportunity to assume responsibility, at the Non-Prosecuting Party’s or Non-Filing Party’s, as the case may be, own cost and expense of the filing or further prosecution and maintenance of such patents or patent applications and any patent issuing thereon; provided that any and all prosecution activities by the Non-Prosecuting Party or Non-Filing Party, as the case may be, will require the Prosecuting Party’s or Filing Party’s, as the case may be, review and prior written consent, which consent will not be unreasonably withheld, delayed or conditioned.  If the Non-Prosecuting Party or Non-Filing Party, as the case may be, assumes such responsibility for such filing, prosecution and maintenance costs, the Non-Prosecuting Party or Non-Filing Party, as the case may be, will have the right to transfer the responsibility for such filing, prosecution and maintenance of such patent applications and patents to patent counsel selected by the Non-Prosecuting Party or Non-Filing Party, as the case may be, and reasonably acceptable to the Prosecuting Party or Non-Filing Party, as the case may be.  In the case of Vivelix as the Non-Filing Party, Vivelix shall not prosecute such Patent Rights within the Licensed Patents with respect to any claims other than those claims specifically Covering a Product or Compound.

6.4 Enforcement of Licensed Patents Against Infringers.

6.4.1 Procedures and Requirements.    In the event that either Party has cause to believe that a Third Party may be infringing and/or misappropriating any of the Licensed Technology in the GI Field or an Expanded Field in the Territory, it will promptly notify the other Party in writing, identifying the alleged infringer and the alleged infringement and/or misappropriation complained of and furnishing the information upon which such determination is based.  Except as otherwise provided in this Section 6.4.1, the Party first providing such notice to the Other Party shall have the first right but not the obligation to take any appropriate steps, including without limitation filing litigation or other appropriate action(s), with respect to stopping the alleged infringement and/or misappropriation

CONFIDENTIAL

reasonably identified in the notice.  In the event the Party providing such notice does not take appropriate steps to address such alleged infringement and/or misappropriation within sixty (60) days of the date of such notice, then the right, but not the obligation, to address such alleged infringement and/or misappropriation shall shift to the non-notifying Party.  Vivelix will have the first right but not the obligation to take any appropriate steps, including without limitation filing litigation or other appropriate action(s), with respect to such infringement or misappropriation of such Licensed Patents by such Third Party in the GI Field or an Expanded Field in the Territory, with respect to the following:  (a) the Licensed Patents listed in Section (a) of Exhibit D and any Patent Rights that claim priority to any of the patents and patent applications described in Section (a) of Exhibit D; (b) any Licensed Patents listed in the Orange Book pursuant to Section 6.8 of this Agreement and an infringement relating to a Product; or (c) any Licensed Patent and an infringement relating to a product that competes with a Product in the GI Field or an Expanded Field.  If Vivelix fails to take action within sixty (60) days following its receipt of a notice of such infringement or misappropriation, then Idera will have the right to take action to stop such infringement or misappropriation; provided that such infringement or misappropriation is by a product or a method involving making or using a product similar to or the same as a Product or method of making or using a Product.  Vivelix shall not enforce, or threaten to enforce, any Licensed Patents unless Vivelix also includes in such enforcement, or threatened enforcement at least a substantial portion of such other Patent Rights as may then be Controlled by Vivelix and have claims that cover the purported infringement.  Upon reasonable request by the Party enforcing Licensed Technology in the GI Field or an Expanded Field in the Territory (the “Enforcing Party”), the other Party (the “Non-Enforcing Party”) will give the Enforcing Party all reasonable information and assistance, including (i) allowing the Enforcing Party access to the Non-Enforcing Party’s files and documents and to the Non-Enforcing Party’s personnel who may have possession of relevant information and, (ii) if necessary or desirable for the Enforcing Party to prosecute any legal action, joining in the legal action as a party using counsel of its own choosing.  Any such assistance provided by a Non-Enforcing Party will be rendered at the Enforcing Party’s cost and expense, the Enforcing Party will reimburse the Non-Enforcing Party for its reasonable and documented costs and expenses upon the Non-Enforcing Party’s request and in the case of joining in a legal action, the Enforcing Party will enter into a commercially reasonable indemnification agreement with the Non-Enforcing Party as a condition to such Non-Enforcing Party joining in such legal action.  Vivelix shall have no right to enforce any Licensed Technology outside of the GI Field or an Expanded Field.

6.4.2 Settlement of an Enforcement Claim.  The Enforcing Party will have the right to control settlement of any claims that a Third Party may be infringing or misappropriating any Licensed Technology in the GI Field or an Expanded Field and in the Territory; provided, however, that if such settlement could reasonably be deemed to have a material adverse effect on the Non-Enforcing Party, the Enforcing Party will not enter into any such settlement with respect to any Licensed Technology in the Territory without the prior written consent of the Non-Enforcing Party. For the avoidance of doubt, if Vivelix is the Enforcing Party it shall have no right to enter into a settlement that confers a license or other access to Licensed Technology outside of the GI Field or an Expanded Field without the prior consent of Idera, which Idera may grant or withhold in its discretion.

6.4.3 Expenses and Recovery.  As between the Parties, the Enforcing Party will bear all costs and expenses (including any costs or expenses incurred that exceed the amounts recovered by the Enforcing Party pursuing any action under this Section 6.4.3) and payments awarded against or agreed to be paid by the Enforcing Party.  Any amounts recovered by either Party pursuant to Section 6.4.1 or 6.4.2, whether by settlement or judgment, will be allocated in accordance with the following:  (a) such amounts first will be used to reimburse the Parties for their reasonable costs and expenses in making such recovery and, if insufficient to cover the totality of such costs and expenses, will be allocated between the Parties in proportion to their respective costs and expenses; and (b)(i) if Vivelix is the Enforcing Party, Vivelix will retain any remainder to the extent specifically allocated to products, compounds or technology in the GI Field or an Expanded Field, and Vivelix will retain [**] percent ([**]%) and Idera will retain [**] percent ([**]%) of any remainder not so allocated; provided that, solely for purposes of Section 4.3, such remaining amount retained by Vivelix on account of its having been specifically allocated to products, compounds or technology in the GI Field or an Expanded Field will be deemed to be Net Sales of the applicable Product to which such action related in the Calendar Quarter in which such amounts were received by or paid to Vivelix, and thereby will be subject to the Royalties payments contemplated in Section 4.3, and (ii) if Idera is the Enforcing Party, then to the extent such enforcement relates to the GI Field or an Expanded Field, Idera will retain [**] percent ([**]%) and Vivelix will retain [**] percent ([**]%) of any remainder to the extent specifically allocated to products, compounds or technology in the GI Field or an Expanded Field, and any remainder not so allocated shall be retained entirely by Idera.

CONFIDENTIAL

6.5 Infringement Claims by Third Parties.  Idera and Vivelix will each promptly inform the other Party in writing of any actual, threatened, or alleged infringement or misappropriation, based on the making, using, selling or offering for sale of a Product in the GI Field or an Expanded Field in the Territory, of a Third Party’s intellectual property rights of which it becomes aware.  Neither Party will acknowledge to a Third Party the validity of any such allegation or admit liability with respect to any Product without the prior written consent of the other Party.  Idera and Vivelix will each keep the other advised of all material developments in the conduct of any proceedings in defending any claim of such alleged infringement or misappropriation and will cooperate with the other in the conduct of such defense.  In no event may either Party settle any such infringement or misappropriation claim in a manner that would materially adversely affect or impose any obligation on the other Party, without such other Party’s prior written consent, such consent not to be unreasonably withheld, delayed, or conditioned.  Each Party will have the sole responsibility, at its cost and in its sole discretion, for defending any such allegations or claims made against it.

6.6 Common Interest.  Idera and Vivelix, respectively on behalf of themselves and their respective Affiliates, acknowledge and agree that they share a common legal interest in the actual or potential claims, defenses, allegations and issues that may arise under Section 6.4 or Section 6.5 and that common interest will be furthered by the sharing of information, including without limitation any otherwise privileged information that either Party may choose to share.  In the event either Party determines, with respect to any claims, defense, allegation or issue that may arise under Section 6.4 or Section 6.5, that such Party does not share a common interest with the other Party with respect to such issue, then the first Party shall promptly provide written notice thereof to the other Party.

6.7 Third Party Licenses.

6.7.1 If either Party reasonably determines that (a) any licenses existing as of the Effective Date to any Third Party intellectual property rights, or (b) on or after the Effective Date, certain Third Party intellectual property rights, are necessary for the Development, manufacture or Commercialization of a Product, or for any license that may be required for the use or exploitation of Licensed Technology as contemplated under this Agreement for the Research, manufacture, or use of Compounds and Products, then such Party will notify the other Party.

6.7.2 If the Parties jointly determine that they need to obtain one or more licenses from one or more Third Parties as described in Section 6.7.1, Vivelix will have the first right (but not the obligation) to negotiate and obtain such license(s) at its sole cost and expense.  If Vivelix elects not to negotiate and obtain such license(s), Idera will have the right (but not the obligation) to do so at its sole cost and expense.  Subject to the foregoing, the terms and conditions involved in obtaining such rights will be determined at such chosen Party’s sole discretion.

6.8 Patent Listings.  Vivelix will have the sole right to make all filings with Regulatory Authorities with respect to the Licensed Patents in the Territory solely in relation to the manufacture, use or sale of Products in the GI Field or an Expanded Field.  Idera hereby grants to Vivelix the transferable (in accordance with Section 12.1), perpetual, irrevocable (except as provided for upon termination of this Agreement), right to list one or more of the Licensed Patents in the U.S. FDA’s Approved Drug Products with Therapeutic Equivalence Evaluations (i.e., the Orange Book) to the extent required or permitted by applicable laws and regulations; provided, however, that the listing of any Licensed Patent set forth in part (b) of Exhibit D that does not contain claims covering a Product or Compound as a composition of matter or covering a method of use of a Product or Compound primary in the GI Field or any Expanded Field shall be subject to the prior written consent of Idera, which consent will not be unreasonably withheld, delayed or conditioned.

6.9 Third Party IP.

6.9.1 Subject to any confidentiality obligations that may be imposed upon Idera by a Third Party, Idera shall use good faith efforts to notify Vivelix of any Patent Rights of a Third Party that Idera believes, to its Knowledge and in its good faith judgment, claim inventions that are necessary to Develop, make, have made, use, register, sell, offer for sale, Commercialize, import and export Compounds or Products in the Field in the Territory (the Patent Rights contemplated under the foregoing sentence are referred to as “Third Party IP”) and to which Idera has determined it shall seek a  sublicensable license after the Effective Date; provided that, if the subject matter of such Third Party IP primarily relates to the Compounds or Products or the GI Field or Expanded Field, then Vivelix shall have the first right to obtain such license.

CONFIDENTIAL

6.9.2 During the course of Idera’s discussions with such Third Party as contemplated by Section 6.9.1, Idera shall disclose to Vivelix the material obligations (including financial terms and confidentiality terms) that would be applicable to Vivelix that are under discussion between Idera and such Third Party for such license.  Idera shall consider in good faith Vivelix’s comments on such terms, however, Idera shall not be under an obligation to secure terms consistent with Vivelix’s comments.  Vivelix shall not be under an obligation to take a sublicense under any such license, whether or not its terms had been disclosed to it in accordance with this Section 6.9.2.

6.9.3 Idera shall notify Vivelix within thirty (30) days after Idera obtains a license to Third Party IP that would be available for sublicense to Vivelix and shall disclose to Vivelix the material terms of such license agreement containing such sublicense that would be applicable to Vivelix if Vivelix were to take a sublicense from Idera under such license.  Within sixty (60) days after such disclosure by Idera, Vivelix will notify Idera if it would like to take a sublicense under such license, and, in such event, Idera and Vivelix shall negotiate in good faith for a period of up to forty-five (45) days the terms of a separate agreement (a “Third Party IP Agreement”) that will include any terms necessary to comply with the terms of such license agreement and to provide for the payment by Vivelix of amounts owing under such license agreement as a result of the sublicense to Vivelix hereunder, including a reasonable share of any non-contingent payments or reimbursements under such license agreement.  Upon execution and delivery of a Third Party IP Agreement, the applicable Third Party IP shall be included within Patent Rights as provided under Section 1.58(e).  The financial terms of any such agreement shall not include any premium or mark-up over the payments associated with such sublicense under the terms of the license to such Third Party IP, unless otherwise agreed by Vivelix.   If Vivelix does not so request within such thirty (30) day period, Idera shall have no further obligations hereunder with respect to the applicable Third Party IP.

6.9.4 The requirements imposed upon Idera to disclose or sublicense any further Third Party IP under this Section 6.9 and include such Third Party IP within Patent Rights pursuant to Section 1.58 shall expire and be of no further force or effect after a Change of Control with respect to Idera.

article 7 TERM AND TERMINATION

7.1 Term and Expiration.  The term of this Agreement will commence on the Effective Date, and will continue for as long as payments are payable under this Agreement (the time at which there are no payments payable under this Agreement, the “Expiration”), or until such date as this Agreement is sooner terminated in accordance with Section 7.2, 7.3, or 7.4 or by mutual written consent of the Parties (the “Term”).

7.2 Termination by Vivelix. Vivelix may terminate this Agreement for any or no reason upon sixty (60) days prior written notice to Idera.
7.3 Termination for Material Breach.

7.3.1 If either Party believes that the other Party is in material breach of this Agreement, then such Party may deliver notice of such breach to the allegedly breaching Party.  In such notice such Party will identify with specificity the alleged breach.  The allegedly breaching Party will have ninety (90) days to cure such breach, except if such breach is of a payment obligation under this Agreement, in which case such cure period shall be thirty (30) days.  If the allegedly breaching Party fails to cure such breach within such cure period, such other Party may, subject to Section 7.3.2, terminate this Agreement immediately by providing the allegedly breaching Party a written notice at the end of such cure period.  Notwithstanding anything to the contrary in the foregoing, in the event that Idera elects to terminate this Agreement due to a material breach caused by a Sublicensee as described in Section 2.2.2, Idera shall have the right to terminate this Agreement solely with respect to the field and territory that are the subject of the sublicense agreement with such Sublicensee.

7.3.2 Notwithstanding the foregoing, if the allegedly breaching Party disputes in good faith the existence or materiality of such breach and provides notice to the other Party of such dispute within such cure period, such other Party will not have the right to terminate this Agreement in accordance with this Section 7.3 unless and until it has been determined in accordance with Article 11 that this Agreement was materially breached by the

CONFIDENTIAL

allegedly breaching Party and failed to cure such breach within the applicable cure period.  It is understood and acknowledged that during the pendency of such a dispute, all of the terms and conditions of this Agreement will remain in effect and the Parties will continue to perform all of their respective obligations hereunder.  The Parties further agree that any payments that are made by one Party to the other Party pursuant to this Agreement pending resolution of the dispute will be promptly refunded if a court determines pursuant to Article 11 that such payments are to be refunded by one Party to the other Party.

7.4 Patent Challenge.    If Vivelix or any of its Affiliates or Sublicensees brings, assumes, or participates in, or with Actual Knowledge or willfully or recklessly assists in bringing, a Patent Challenge then, at Idera’s option upon written notice within thirty (30) days after such Patent Challenge is brought, Idera may either (a) required that (i) Vivelix shall pay all reasonable costs, fees and expenses associated with such Patent Challenge that are incurred by Idera and its current and former officers, agents, employees, and directors, including reasonable attorneys’ fees and all reasonable costs associated with administrative, judicial or other proceedings, within thirty (30) days after receiving an invoice from Idera for same;  (ii) the exclusive licenses granted in this Agreement, as of the date of initiation of said Patent Challenge, be converted into a non-exclusive license for the remainder of the Term; and (iii) any fees, royalties, milestones or revenues payable to Idera hereunder shall double in amount if and when any Patent Right within the Licensed Patents survives the Patent Challenge such that it remains valid in whole or in part; or (b) terminate this Agreement; provided that if such Patent Challenge is brought by a Sublicensee, Idera may not exercise the remedies provided in the foregoing clauses (a) or (b) if Vivelix has terminated all sublicenses granted to such Sublicensee hereunder within ninety (90) days after Vivelix has received written notice from Idera of such Patent Challenge; and provided further that if any of subsections (a) and (b) are held invalid or unenforceable for any reason, such invalidity or unenforceability shall not affect any of the other said subsections.  The Parties agree that any challenge or opposition to a Licensed Patent by Vivelix or any of its Affiliates or Sublicensees may be detrimental to Idera, and that the above provisions shall constitute reasonable liquidated damages to reasonably compensate Idera for any loss they may incur as a result of Vivelix or any of its Affiliates or Sublicensees taking such action.

7.5 Termination for Insolvency.    To the extent permitted under Applicable Law, a Party may terminate this Agreement upon written notice to the other Party on or after the occurrence of any of the following events:  (a) the appointment of a trustee, receiver, or custodian for all or substantially all of the property of the other Party, or for any lesser portion of such property, if the result materially and adversely affects the ability of the other Party to fulfill its obligations hereunder, which appointment is not dismissed within sixty (60) days, (b) the determination by a court or tribunal of competent jurisdiction that the other Party is insolvent such that a Party’s liabilities exceed the fair market value of its assets, (c) the filing of a petition for relief in bankruptcy by the other Party on its own behalf, or the filing of any such petition against the other Party if the proceeding is not dismissed or withdrawn within sixty (60) days thereafter, (d) an assignment by the other Party for the benefit of creditors, or (e) the dissolution or liquidation of the other Party.

7.6 Effect of Expiration or Termination of Agreement.

7.6.1 Upon Expiration, Vivelix will have a fully paid-up, perpetual, irrevocable, non-exclusive license under the Licensed Technology to Develop, make, have made, use, register, sell, offer to sell, import, export, and Commercialize Products in the GI Field and any Expanded Field (as of the date of Expiration) in the Territory.

7.6.2 Upon termination of this Agreement by Vivelix pursuant to Section 7.3 or 7.5, Vivelix will retain its milestone and royalty-bearing, licenses under the Licensed Technology as set forth in Section 2.1 and all terms of this Agreement shall continue to apply, provided that (a) the JRC and JPC shall be disbanded, (b) Vivelix shall no longer be required to provide to Idera the annual report contemplated under Section 3.1.2, (c) Sections 6.3, 6.4, and 6.5 will survive, (d) solely in the event of a material breach relating to any provision of this Agreement other than the provisions of Section 3.4, any and all of Vivelix’s obligations to pay milestones and royalties under this Agreement will be reduced by [**] percent ([**]%) and (e) in the event of a material breach relating to any provision of Section 3.4, any and all of Vivelix’s obligations to pay milestones and royalties under this Agreement will be reduced by [**] percent ([**]%).

7.6.3 Upon early termination of this Agreement by Idera pursuant to Section 7.3, 7.4 or 7.5, or by Vivelix pursuant to Section 7.2, all rights and licenses granted to Vivelix under this Agreement will terminate and all rights of Vivelix under the Licensed Patents will revert to Idera.  Upon such early termination, provided that at

CONFIDENTIAL

such time there are issued Licensed Patents, Vivelix agrees to negotiate, and to cause any of its relevant Affiliates to negotiate, in good faith an agreement pursuant to which Vivelix and such Affiliates would transfer, deliver and assign to Idera all right, title and interest in any Regulatory Approvals, regulatory communications and Regulatory Filings, Data, materials, and Know-How that are necessary for the development, manufacture, and commercialization of Compounds and Products and Controlled by Vivelix and its Affiliates, subject to payments to reimburse Vivelix’s costs and expenses incurred in connection therewith and a reasonable royalty on sales of such Compounds and Products.  Notwithstanding anything to the contrary in the foregoing, in the event that this Agreement is terminated pursuant to Section 7.3 by Idera due to a material breach caused by a Sublicensee as described in Section 2.2.2, the foregoing provisions of this Section 7.6.3 shall apply solely with respect to the field and territory that are the subject of the sublicense agreement with such Sublicensee.

7.6.4 Neither Party will be relieved of any obligation that accrued prior to the effective date of expiration or termination.  All amounts due or payable to Idera that were accrued prior to the effective date of termination will remain due and payable.  Except as otherwise expressly provided herein, no additional amounts will be payable based on events occurring after the effective date of termination; provided that the foregoing will not be deemed to limit either Party’s indemnification obligations under this Agreement for acts or omissions incurring prior to the effective date of such termination that are the subject of such indemnification even if the indemnification amount cannot be accrued or determined as of the effective date of such termination.

7.7 Survival.  Expiration or termination of this Agreement for any reason will not (a) release any Party from any obligation that has accrued prior to the effective date of such expiration or termination, (b) preclude any Party from claiming any other damages, compensation, or relief that it may be entitled to upon such expiration or termination, or (c) terminate any right to obtain performance of any obligation provided for in this Agreement that will survive expiration or termination.  Without limiting the foregoing, upon expiration or termination of this Agreement, the rights and obligations of the Parties under Sections 2.6, 7.6 (as applicable), and 7.7 and Articles 1, 5 (for the term set forth in Section 5.1), 8 (to the extent such Losses and Claims can be attributed to actions or omissions during the Term), 10, 11, and 12 will survive such termination.

article 8 INDEMNITY

8.1 Vivelix Indemnity Obligations.    Vivelix will defend Idera, its Affiliates and their respective directors, officers, employees, and agents (collectively, the “Idera Indemnitees”), and will indemnify and hold harmless the Idera Indemnitees, from and against any liabilities, losses, costs, damages, fees, or expenses payable to a Third Party, and reasonable attorney’s fees and other legal expenses with respect thereto (“Losses”) arising out of any allegation, claim, action, lawsuit, or other proceeding (“Claims”) brought against any Idera Indemnitee by a Third Party resulting from or relating to:  (a) any breach by Vivelix of any of its representations, warranties, covenants, or obligations pursuant to this Agreement, (b) the research, Development, manufacturing, or Commercialization of Compounds or Products (including product liability) by Vivelix, its Affiliates, or Sublicensees, (c) the practice by Vivelix, its Affiliates, or Sublicensees (including a contract manufacturer) of any license or sublicense granted to it under Article 2, or (d) the gross negligence, willful misconduct, or violation of Applicable Law of any Vivelix Indemnitee; except in any such case to the extent such Losses and Claims directly result from: (i) the negligence or willful misconduct of any Idera Indemnitee or contractor of Idera, (ii) any breach by Idera of any of its representations, warranties, covenants, or obligations pursuant to this Agreement, or (iii) any breach of Applicable Law by any Idera Indemnitee.

8.2 Idera Indemnity Obligations.  Idera will defend Vivelix, its Affiliates, Sublicensees and their respective directors, officers, employees, and agents (collectively, the “Vivelix Indemnitees”), and will indemnify and hold harmless the Vivelix Indemnitees, from and against any Losses arising out of any Claims brought against any Vivelix Indemnitee by a Third Party resulting from or relating to: (a) any breach by Idera of any of its representations, warranties, covenants, or obligations pursuant to this Agreement, (b) any Transferred Materials provided by Idera hereunder, but solely to the extent that Idera recovers amounts from the applicable Third Party manufacturer or service provider with respect to the Transferred Materials as provided in Section 8.3, (c) the research, Development, manufacturing, or Commercialization of any Returned Compounds (including product liability) by Idera, its Affiliates, or sublicensees, or (d) the gross negligence, willful misconduct, or violation of Applicable Law

CONFIDENTIAL

of any Idera Indemnitee; except in any such case to the extent such Losses and Claims directly result from: (i) the negligence or willful misconduct of any Vivelix Indemnitee or any licensee or contractor of Vivelix, (ii) any breach by Vivelix of any of its representations, warranties, covenants, or obligations pursuant to this Agreement, or (iii) any breach of Applicable Law by any Vivelix Indemnitee.

8.3 Additional Idera Obligation.  In the event of any claim for indemnification made by a Vivelix Indemnitee arising under Section 8.2(b), Idera will use good faith efforts to recover any damages or obtain indemnification for which Idera has an enforceable claim against a Third Party manufacturer or service provider with respect to such Transferred Materials under the applicable Third Party manufacturer or service provider agreement, with the out-of-pocket costs of such efforts to be borne by Vivelix.  Any such amounts so recovered will be made available to satisfy the indemnification obligation provided in Section 8.2(b).

8.4 Procedure.  If any Vivelix Indemnitee or Idera Indemnitee (as applicable, the “Indemnitee”) intends to claim indemnification under this Article 8, the Indemnitee will promptly notify the other Party (the “Indemnitor”) of any Claim in respect of which the Indemnitee intends to claim such indemnification, and the Indemnitor will assume the defense thereof with counsel selected by the Indemnitor and reasonably acceptable to the Indemnitee; provided, however, that an Indemnitee will have the right to retain its own counsel, with the fees and expenses to be paid by the Indemnitee, if representation of such Indemnitee by the counsel retained by the Indemnitor would be inappropriate due to actual or potential differing interests between such Indemnitee and any other Party represented by such counsel in such proceedings.  The Indemnitor will have the right to settle or compromise any claims for which it is providing indemnification under this Article 8; provided that the consent of the Indemnitee (which will not be unreasonably withheld, delayed, or conditioned) will be required in the event any such settlement or compromise would adversely affect the interests of the Indemnitee.  The indemnity agreement in this Article 8 will not apply to amounts paid in settlement of any loss, claim, damage, liability, or action if such settlement is effected without the consent of the Indemnitor.  The failure to deliver notice to the Indemnitor within a reasonable time after the commencement of any such action, if prejudicial to the Indemnitor’s ability to defend such action, will relieve such Indemnitor of any liability to the Indemnitee under this Article 8, but the omission so to deliver notice to the Indemnitor will not relieve it of any liability that it may have to any Indemnitee otherwise than under this Article 8.  The Indemnitee under this Article 8, its employees, and its agents, will cooperate fully with the Indemnitor and its legal representatives in the investigation of any action, claim, or liability covered by this indemnification.

8.5 Insurance.  Each Party shall, at its sole cost and expense, procure and maintain insurance, including commercial general liability insurance and, with respect to Vivelix starting at the time at which a Product first enters clinical testing in human subjects by or on behalf of Vivelix or its Affiliates or Sublicensees product liability insurance, in each case adequate to cover its obligations hereunder and consistent with normal business practices of prudent companies similarly situated.  Such commercial general liability insurance shall provide broad form contractual liability coverage for such Party’s indemnification obligations under this Agreement.  It is understood that any such insurance shall not be construed to create a limit of such Party’s liability with respect to its indemnification obligations under this Article 8.  Each Party shall provide the other Party with written evidence of such insurance upon request.  Each Party shall provide the other Party with written notice at least thirty (30) days prior to the cancellation, non-renewal or material change in such insurance.  If a Party does not obtain replacement insurance providing comparable coverage within fifteen (15) days thereafter, the other Party shall have the right to terminate this Agreement for material breach in accordance with Section 7.3.  Vivelix shall maintain such insurance beyond the expiration or termination of this Agreement during:  (a) the period that any Product is being commercially distributed or sold by Vivelix, an Affiliate or Sublicensee; and (b) a reasonable period after the period referred to in (a) above which in no event shall be less than five (5) years.

article 9 REPRESENTATIONS, WARRANTIES, AND COVENANTS
9.1 Mutual Representations and Warranties. Each Party hereby represents and warrants to the other Party, as of the Effective Date, that:

9.1.1 such Party is duly organized, validly existing and in good standing under the Applicable Laws of the jurisdiction of its incorporation and has full corporate power and authority to enter into this Agreement

CONFIDENTIAL

and to carry out the provisions hereof;
9.1.2 execution of this Agreement and the performance by such Party of its obligations hereunder have been duly authorized;
9.1.3 this Agreement has been duly executed and delivered on behalf of such Party, and constitutes a legal, valid, binding obligation, enforceable against it in accordance with the terms hereof;

9.1.4 such Party has the full right and authority to enter into and perform this Agreement and that such Party is not aware of any impediment that would inhibit such Party’s ability to perform the terms and conditions imposed on such Party by this Agreement;

9.1.5 the execution, delivery and performance of this Agreement by such Party does not conflict with any agreement, instrument or understanding, oral or written, to which it is a party or by which it is bound, nor violate any Applicable Law or regulation of any court or Governmental Authority having jurisdiction over such Party;

9.1.6 no government authorization, consent, approval, license, exemption of or filing or registration with any court or governmental department, commission, board, bureau, agency or instrumentality, domestic or foreign, under any Applicable Laws currently in effect, is or will be necessary for, or in connection with, the transaction contemplated by this Agreement or any other agreement or instrument executed in connection herewith, or for the performance by such Party of its obligations under this Agreement and such other agreements; and

9.1.7 such Party has enforceable written agreements with all of its employees, consultants, or independent contractors who receive Confidential Information under this Agreement obligating them to keep such information confidential and to use such information only as permitted in this Agreement, and assigning to such Party ownership of all intellectual property rights created in the course of their employment.

9.2 Further Representations, Warranties, and Covenants of Idera. Idera represents, warrants, and covenants that:

9.2.1 As of the Effective Date, the Patent Rights listed in Exhibit D are all of the Patent Rights Controlled by Idera as of the Effective Date that are necessary for making, using, registering, selling, offering for sale, importing, Developing, and Commercializing (and having any of the foregoing performed) the Compounds;

9.2.2 as of the Effective Date, it is entitled to grant the rights and licenses granted to Vivelix under this Agreement, and is not currently bound by any agreement with any Third Party, or by any outstanding order, judgment, or decree of any court or administrative agency, that restricts it in any way from granting to Vivelix the rights and licenses as set forth in this Agreement;

9.2.3 as of the Effective Date, Idera has received no written notice of any threatened or pending actions, suits, judgments, settlements, or claims against Idera that, if determined adversely to Idera, would have an adverse effect upon (a) its ability to grant to Vivelix the licenses and rights granted under this Agreement, (b) the ability of Vivelix to fully utilize the Licensed Technology pursuant to this Agreement, or (c) Idera’s right to enter into and perform its obligations under this Agreement;

9.2.4 it has not granted as of the Effective Date, and will not grant during the Term, any right, option, license or interest in or to any of the Licensed Technology that is in conflict with the rights or licenses granted to Vivelix under this Agreement; and it has not granted, or permitted to be attached, as of the Effective Date, any lien, security interest, or other encumbrance with respect to the Licensed Technology;

9.2.5 to Idera’s Knowledge, there is no material prior art or any other fact that would likely render the claims in the Licensed Patents issued as of the Effective Date unpatentable, invalid, or unenforceable in whole or in part;

9.2.6 as of the Effective Date, to Idera’s Knowledge, the Licensed Technology does not include

CONFIDENTIAL

any trade secrets that have been misappropriated from any Third Party or obtained in breach of any contractual obligation of Idera or its employees to a Third Party;
9.2.7 Idera has no Knowledge of any infringement by any Third Party of any of the Licensed Patents as of the Effective Date;

9.2.8 neither Idera, nor to Idera’s Actual Knowledge any Third Party licensor of the Licensed Technology, has entered into any agreement binding as of the Effective Date pursuant to which it has agreed to transfer, whether by asset sale, operation of law or otherwise, title to any of the Licensed Technology;

9.2.9 to Idera’s Knowledge, Idera solely owns, and is unaware of any facts that have lead Idera to suspect that it does not solely own, the Licensed Technology existing as of the Effective Date, including all patents and patent applications set forth on Exhibit D, and such ownership of Patent Rights has been duly recorded with the PTO or corresponding Governmental Authorities;

9.2.10 as of the Effective Date, to Idera’s Actual Knowledge, neither the Development, use, Commercialization, importation, making, sale, offer for sale or exportation of the Compounds (such Compounds being only those in existence as of the Effective Date) or Products incorporating such Compounds in the Field in the Territory will infringe or has infringed any issued claim of any Patent Rights owned or otherwise controlled by a Third Party;

9.2.11 to Idera’s Knowledge, all inventors of any inventions included within the Licensed Patents or Licensed Know-How Controlled by Idera as of the Effective Date have assigned their entire right, title, and interest in and to such inventions and the corresponding Patent Rights to Idera or the Third Party licensor of such rights to Idera;

9.2.12 to Idera’s Knowledge, no person, other than those persons named as inventors on any Licensed Patents, is, or has alleged to Idera to be, an inventor of the invention(s) claimed in such Licensed Patents;

9.2.13 with respect to all Licensed Patents as of the Effective Date to Idera’s Knowledge: (a) each has been prosecuted in material compliance with all applicable rules, policies, and procedures of the PTO and (b) each is subsisting and in good standing;

9.2.14 Idera has not received from any Regulatory Authority any written notice regarding Regulatory Approval of any Product, including any comment or notice regarding approvability.  No Product has been withdrawn, suspended or discontinued by Idera as a result of any action or communication by any Regulatory Authority, either within or outside the United States and either within or outside the Field;

9.2.15 Idera has not, to its Knowledge, utilized and will not utilize, in conducting Development or Commercialization of Products, any person or entities that at such time are debarred by FDA, or that, at such time, are under investigation by FDA for debarment action pursuant to the provisions of the Generic Drug Enforcement Act of 1992 (21 U.S.C. § 335);

9.2.16 to Idera’s Knowledge, Idera has paid all unsatisfied obligations for the payment of money incurred by Idera to Third Parties in respect of services rendered or materials supplied for or in respect of Development, Manufacture or any other activities related to the Compounds; and Idera will be responsible for any and all unsatisfied obligations for the payment of money incurred by Idera to Third Parties in respect of services rendered or materials supplied for or in respect to the Development, Manufacture or any other activities related to the Compounds and the unpaid amounts thereof;

9.2.17 any and all Transferred Materials provided to Vivelix under this Agreement will, at the time of delivery to Vivelix meet the applicable mutually agreed upon specifications therefor, manufactured and tested in accordance with Applicable Laws, including GMP, and not be adulterated or misbranded within the meaning of the United States Food, Drug and Cosmetic Act, 21 U.S.C. Section 301c et. seq. or other Applicable Laws; and

9.2.18 Idera’s has obtained, and during the Term will maintain, all licenses, authorizations, and

CONFIDENTIAL

permissions necessary under Applicable Law for the meeting and performing its obligations under this Agreement and all such licenses, authorizations, and permissions are in full force and effect.
9.3 Further Representations, Warranties, and Covenants of Vivelix. Vivelix represents, warrants, and covenants that:

9.3.1 Vivelix has obtained, and during the Term will maintain, all licenses, authorizations, and permissions necessary under Applicable Law for the meeting and performing its obligations under this Agreement and all such licenses, authorizations, and permissions are in full force and effect;

9.3.2 Vivelix will not assign, transfer, convey or otherwise encumber its right, title and interest in the Licensed Technology in a manner that conflicts with any rights granted to Idera hereunder; and

9.3.3 Vivelix will not utilize, in conducting Development or Commercialization of Products, any person or entities that at such time are debarred by FDA, or that, at such time, are under investigation by FDA for debarment action pursuant to the provisions of the Generic Drug Enforcement Act of 1992 (21 U.S.C. § 335).

article 10

DISCLAIMER; LIMITATION OF LIABILITY

10.1 Disclaimer.  except as provided under ARTICLE 9, each Party expressly disclaims any and all warranties of any kind, express or implied, including the warranties of design, merchantability, fitness for a particular purpose, noninfringement of the intellectual property rights of third Parties, or arising from a course of dealing, usage or trade practices, in all cases with respect thereto.

10.2 Limitation of Liability.  Neither Party hereto will be liable for indirect, incidental, consequential, special, exemplary, punitive or multiple damages arising in connection with this Agreement or the exercise of its rights hereunder, or for lost profits arising from or relating to any breach of this Agreement, regardless of any notice of such damages; provided, however, that this Section 10.2 will not limit or restrict (A) damages available for breaches of confidentiality obligations UNDER Article 5, OR (B) the Parties’ indemnification obligations under Article 8.

article 11 DISPUTE RESOLUTION

11.1 Resolution by Senior Executives.  The Parties will seek to settle amicably any and all disputes or differences arising out of or in connection with this Agreement.  Any dispute between the Parties will be promptly presented to the Chief Executive Officer of Vivelix and the Chief Executive Officer of Idera, or their respective designees, for resolution.  Such officers, or their designees, will attempt in good faith to promptly resolve such dispute.  If they are unable to do so, either Party may submit such dispute for resolution in accordance with Section 11.2

11.2 Applicable Law and Venue.  This Agreement will be governed by, enforced, and will be construed in accordance with the laws of the State of Delaware, United States of America without regard to any conflict of laws principle that would result in the application of the laws of any other jurisdiction.  All actions and proceedings arising out of or relating to this Agreement will be heard and determined exclusively in any Delaware State or federal court sitting in Delaware, and each Party hereby irrevocably consents to personal jurisdiction and venue in, and agrees to service of process issued or authorized by, such court in any such action or proceeding and irrevocably waive any defense of an inconvenient forum to the maintenance of any such action or proceeding.  Notwithstanding the foregoing, either Party may seek injunctive relief in any court in any jurisdiction where appropriate.

CONFIDENTIAL

article 12 MISCELLANEOUS
12.1 Assignment.

12.1.1 This Agreement may not be assigned or otherwise transferred by either Party without the consent of the other Party; provided, however, that Idera or Vivelix may, without such consent, assign this Agreement together with all of its rights and obligations hereunder to its respective Affiliate, or to a successor in interest in connection with the transfer or sale of all or substantially all of its business to which this Agreement relates, whether by merger, sale of assets or otherwise, subject to notice to the non-assigning Party of such assignment and to the successor agreeing to be bound by the terms of this Agreement, including the provisions of Section 2.3; and provided further, however, that Idera may, without such consent of Vivelix, assign or otherwise transfer Idera’s right to receive payments under this Agreement in connection with a financing arrangement.

12.1.2 Notwithstanding Section 12.1.1, if Idera assigns or otherwise transfers this Agreement, including in connection with the transfer or sale of all or substantially all of its business to which this Agreement relates, or in the event of a Change of Control, to any Third Party pharmaceutical company that is Developing or Commercializing a product in the GI Field that is or would be competitive with a Product then being Developed or Commercialized by Vivelix, then Idera will promptly notify Vivelix of such assignment, transfer or Change of Control, and [**].

12.1.3 Any purported assignment in violation of the preceding sentences will be void.  Any permitted assignee or successor will assume and be bound by all obligations of its assignor or predecessor under this Agreement.

12.2 Severability.  If any provision of this Agreement is held to be invalid or unenforceable, all other provisions will continue in full force and effect, and the Parties will substitute for the invalid or unenforceable provision a valid and enforceable provision which conforms as nearly as possible with the original intent of the Parties.

12.3 Notices.  Any notice or other communication to a Party pursuant to this Agreement will be sufficiently made or given on the date it was sent; provided that such notice or other communication is sent by facsimile (with paper copy being sent by first class mail, postage prepaid), or is sent by first class certified or registered mail, postage prepaid, or is sent by next day express delivery service, addressed to it at its address in this Section 12.3, below, or to such other address as the Party to whom notice is to be given may have furnished to the other Party in writing in accordance herewith.

If to Idera:

Idera Pharmaceuticals, Inc.

167 Sidney Street

Cambridge, MA  02139

U.S.A.
Attention:    General Counsel

With a copy to (which alone will not constitute notice):

Goodwin Procter LLP

100 Northern Avenue
Boston, MA  02210

U.S.A.

Attn:  Richard Hoffman

Facsimile:  +1 (617) 977-9449

CONFIDENTIAL

If to Vivelix, to:

Vivelix Pharmaceuticals, Ltd.

Clarendon House, 2 Church Street

Hamilton, HM 11, Bermuda

Attention:  Chief Executive Officer

With a copy to (which alone will not constitute notice):

Latham & Watkins LLP

27th Floor

200 Clarendon Street
Boston, MA  02116

U.S.A.

Attn:  Johan V. Brigham

12.4 Force Majeure.  Neither Party will be charged with any liability for delay in performance of an obligation under this Agreement to the extent such delay is due to a cause beyond the reasonable control of the affected Party, such as war, riots, labor disturbances, fire, explosion, and compliance in good faith with any Applicable Laws; provided that the affected Party is using commercially reasonable efforts to overcome or avoid the effects of such cause and to recommence performing such obligation.  The Party affected will give prompt written notice to the other Party of any material delay due to such causes.  When such circumstances arise, the Parties will negotiate in good faith any modifications of the terms of this Agreement that may be necessary or appropriate in order to arrive at an equitable solution.

12.5 Rights in Bankruptcy.  All rights and licenses granted under or pursuant to this Agreement by Idera are, and will otherwise be deemed to be, for purposes of Section 365(n) of the U.S. Bankruptcy Code (i.e., Title 11 of the U.S. Code) or analogous provisions of Applicable Law outside the United States, licenses of rights to “intellectual property” as defined under Section 101 of the U.S. Bankruptcy Code or analogous provisions of Applicable Law outside the United States.  The Parties agree that Vivelix, as licensee of such rights under this Agreement, will retain and may fully exercise all of its rights and elections under the U.S. Bankruptcy Code or any other provisions of Applicable Law outside the United States that provide similar protection for “intellectual property.”  The Parties further agree that, in the event of the commencement of a bankruptcy proceeding by or against Idera under the U.S. Bankruptcy Code or analogous provisions of Applicable Law outside the United States, Vivelix will be entitled to a complete duplicate of (or complete access to, as appropriate) any Licensed Technology and all embodiments of such Licensed Technology, which, if not already in Vivelix’s possession, will be promptly delivered to it upon Vivelix’s written request therefor.  Any agreements supplemental hereto will be deemed to be “agreements supplementary to” this Agreement for purposes of Section 365(n) of the U.S. Bankruptcy Code.

12.6 Expenses.  Except as expressly set forth in this Agreement or as may be specifically agreed to in writing by Vivelix and Idera, each Party will be responsible for all costs and expenses it incurs in connection with this Agreement.

12.7 Headings. The headings of Articles and Sections of this Agreement are for ease of reference only and will not affect the meaning or interpretation of this Agreement in any way.

12.8 Waiver.  The failure of either Party in any instance to insist upon the strict performance of the terms of this Agreement will not be construed to be waiver or relinquishment of any of the terms of this Agreement, either at the time of the Party’s failure to insist upon strict performance or at any time in the future, and such terms will continue in full force and effect.

12.9 Counterparts; Electronic Delivery.  This Agreement and any amendment may be executed in one or more counterparts (including by way of PDF or electronic transmission), each of which will be deemed an original, but all of which together will constitute one and the same instrument.  When executed by the Parties, this Agreement will constitute an original instrument, notwithstanding any electronic transmission, storage and printing of copies of

CONFIDENTIAL

this Agreement from computers or printers. For clarity, PDF signatures will be treated as original signatures.

12.10 Use of Names.  Neither Party will, without prior written consent of the other Party, use the name or any trademark or trade name owned by the other Party, or owned by an affiliate or parent corporation of the other Party, in any publication, publicity, advertising, or otherwise, except as expressly permitted by Article 5.

12.11 Independent Contractors.  Nothing contained in this Agreement will be deemed to constitute a joint venture, partnership, or employer-employee relationship between Idera and Vivelix, or to constitute one as the agent of the other.  Idera will not be entitled to any benefits applicable to employees of Vivelix.  Both Parties will act solely as independent contractors, and nothing in this Agreement will be construed to make one Party an agent, employee, or legal representative of the other Party for any purpose or to give either Party the power or authority to act for, bind, or commit the other Party.

12.12 Entire Agreement.  This Agreement, together with the Exhibits attached hereto, constitutes the entire agreement and understanding between the Parties with respect to the subject matter hereof, and supersede all prior and contemporaneous proposals, oral or written, confidentiality agreements, and all other communications between the Parties with respect to such subject matter.

12.13 Modifications. The terms and conditions of this Agreement may not be amended or modified, except in writing signed by both Parties.

12.14 Exports.  The Parties acknowledge that the export of technical data, materials, or products is subject to the exporting Party receiving any necessary export licenses and that the Parties cannot be responsible for any delays attributable to export controls which are beyond the reasonable control of either Party.  Vivelix and Idera agree not to export or re-export, directly or indirectly, any information, technical data, the direct product of such data, samples, or equipment received or generated under this Agreement in violation of any applicable export control laws.

12.15 Further Assurances.  Each Party agrees to do and perform all such further  reasonable acts and things and will execute and deliver such other agreements, certificates, instruments, and documents necessary to carry out the intent and accomplish the purposes of this Agreement and to evidence, perfect, or otherwise confirm its rights hereunder.

12.16 Interpretation.
12.16.1 This Agreement was prepared in the English language, which language will govern the interpretation of, and any dispute regarding, the terms of this Agreement.

12.16.2 Each of the Parties acknowledges and agrees that this Agreement has been diligently reviewed by and negotiated by and between them, that in such negotiations each of them has been represented by competent counsel and that the final agreement contained herein, including the language whereby it has been expressed, represents the joint efforts of the Parties and their counsel.  Accordingly, in the event an ambiguity or a question of intent or interpretation arises, this Agreement will be construed as if drafted jointly by the Parties and no presumption or burden of proof will arise favoring or disfavoring any Party by virtue of the authorship of any provisions of this Agreement.

12.16.3 The definitions of the terms herein will apply equally to the singular and plural forms of the terms defined.  Whenever the context may require, any pronoun will include the corresponding masculine, feminine, and neuter forms.  The word “any” will mean “any and all” unless otherwise clearly indicated by context.

12.16.4 Unless the context requires otherwise, (a) any definition of or reference to any agreement, instrument, or other document herein will be construed as referring to such agreement, instrument, or other document as from time to time amended, supplemented, or otherwise modified (subject to any restrictions on such amendments, supplements or modifications set forth herein or therein), (b) any reference to any Applicable Laws herein will be construed as referring to such Applicable Laws as from time to time enacted, repealed, or amended, (c) any reference herein to any Person will be construed to mean the Person’s successors and assigns (after any such

CONFIDENTIAL

succession or assignment), (d) the words “herein”, “hereof” and “hereunder”, and words of similar import, will be construed to refer to this Agreement in its entirety and not to any particular provision hereof, (e) the word “or” will be interpreted to mean “and/or”, (f) all references herein to Articles, Sections, or Appendices, unless otherwise specifically provided, will be construed to refer to Articles, Sections, and Appendices of this Agreement, and (g) the words “include” and “including” will be interpreted to mean “include without limitation” and “including without limitation,” respectively.

12.16.5 References to sections of the Code of Federal Regulations and to the United States Code will mean the cited sections, as these may be amended from time to time.

[Signature Page Follows]

CONFIDENTIAL

In Witness Whereof, each of the Parties has caused its duly authorized officer to execute and deliver this Agreement as of the Effective Date.

IDERA PHARMACEUTICALS, INC.

By:        /S/ VINCENT J. MILANO

Name:     VINCENT J. MILANO

Title:                  CEO

Vivelix PHARMACEUTICALS, LTD.

By:       /S/ WILIAM P. FORBES

Name:   WILLIAM P. FORBES

Title:      President & CEO

[Signature Page to License Agreement]

Exhibit A

Backup Compounds

Oligo No.	Sequences	Modifications	Batch No
[**]	[**]	[**]	[**]

Confidential Materials omitted and filed separately with the

Securities and Exchange Commission. A total of 5 pages were omitted. [**]

Exhibit B

Excluded Compounds

Oligo No.	Sequences	Modifications	Batch No
[**]	[**]	[**]	[**]
[**]	[**]	[**]	[**]
[**]	[**]	[**]	[**]

Exhibit C

IMO-9200

[**].

Exhibit D

Licensed Patents

(a) Section (a) Licensed Patents

PATENT/APPLICATION TITLE	PATENT/APPLICATION NUMBER	ISSUE/FILING DATE
[**]	[**]	[**]
[**]	[**]	[**]
[**]	[**]	[**]
[**]	[**]	[**]

(b) Section (b) Licensed Patents

PATENT/APPLICATION TITLE	PATENT/APPLICATION NUMBER	ISSUE/FILING DATE
[**]	[**]	[**]
[**]	[**]	[**]
[**]	[**]	[**]
[**]	[**]	[**]
[**]	[**]	[**]
[**]	[**]	[**]
[**]	[**]	[**]
[**]	[**]	[**]
[**]	[**]	[**]
	[**]	[**]
[**]	[**]	[**]
[**]	[**]	[**]
[**]	[**]	[**]
[**]	[**]	[**]
[**]	[**]	[**]
[**]	[**]	[**]

CONFIDENTIAL